Exhibit (b)(1)

EXECUTION VERSION

PGIM, Inc. 1114 Avenue of the Americas, 30th Floor New York, New York 10036		JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, NY 10179
Coöperatieve Rabobank U.A., New York Branch 245 Park Avenue, New York, NY 10067	Brigade Capital Management, LP 399 Park Avenue, 16th Floor, New York, NY, 10022	Onex Falcon Direct Lending BDC Fund 21 Custom House Street, 10th Floor Boston, MA 02110	Arbour Lane Capital Management, L.P. 700 Canal Street, 4th Floor, Stamford, CT 06902
Onex Credit Finance Corporation 712 Fifth Avenue, 40th Floor, New York, NY, 10019

Project Cloud
$250,000,000 Term Loan Facility
$20,000,000 Revolving Credit Facility

Commitment Letter

December 24, 2022

Project Cloud Holdings, LLC
c/o Paine Schwartz Partners, LLC
475 5th Avenue, Suite 7
New York, NY 10017
Attention: John Novak and Alex Corbacho

Ladies and Gentlemen:

You have advised PGIM, Inc. (together with its affiliates and managed accounts, “PGIM”), JPMorgan Chase Bank, N.A., (“JPM”), Coöperatieve Rabobank U.A., New York Branch, (“Rabobank”), Onex Falcon Direct Lending BDC Fund and Onex Credit Finance Corporation (collectively, “Onex Falcon”) Brigade Capital Management, LP, as Investment Manager, on behalf of certain of its funds and accounts (“Brigade”) and Arbour Lane Capital Management, L.P. ( “Arbour Lane” and, together with PGIM, JPM, Rabobank, Onex Falcon, Brigade, along with any Commitment Parties appointed as described below, collectively, the “Commitment Parties”, “we” or “us”) that Project Cloud Holdings, LLC, a Delaware corporation (“you” or the “Borrower”), intends, directly or indirectly, to consummate the Merger (as defined in Exhibit A hereto) and the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the transaction description attached hereto as Exhibit A (the “Transaction Summary”) and in the Term Sheet (as defined below)). You have advised us that you desire to establish certain credit facilities in order to consummate the Merger, the Closing Date Refinancing and the other Transactions, as defined and described in the Transaction Summary. Capitalized terms used but not defined herein have the respective meanings assigned to them in the Transaction Summary, the Credit Facilities Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), the Summary of Conditions Precedent to Funding attached hereto as Exhibit C (the “Exclusive Financing Conditions”) (together with this letter agreement, the Transaction Summary and the Term Sheet, as amended, restated, supplemented or otherwise modified from time to time, collectively, this “Commitment Letter”), and the letters of even date herewith addressed to you providing, among other things, for certain fees relating to the Credit Facilities (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letters”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Commitment Letter shall be determined by reference to the context in which it is used.

December 24, 2022

1.      Commitments.

Upon the terms expressly set forth in this Commitment Letter, subject only to the satisfaction or waiver of the conditions expressly set forth in Section 5 of this Commitment Letter, each of the Commitment Parties is pleased to advise you of its commitment to, severally and not jointly, provide the following principal amounts of each of the Credit Facilities as follows: PGIM, JPM, Rabobank, Onex Falcon, Brigade and Arbour Lane (collectively, the “Initial Lenders”) hereby commits to, severally and not jointly, provide, respectively, to the Borrower the portion of the principal amount of the Revolving Credit Facility, and the portion of the principal amount of the Term Loan Facility, in each case, as set forth opposite such Initial Lender’s name on Schedule I hereto, subject only to the satisfaction or waiver of the Exclusive Financing Conditions and upon the terms set forth or referred to in the Senior Term Sheet.

2.      Titles and Roles.

It is agreed that:

(a)      PGIM and JPM will act as joint lead arrangers and joint bookrunners for the Credit Facilities (acting in such capacities, the “Lead Arrangers”); and

(b)      JPMorgan Chase Bank, N.A. (acting in such capacity, the “Administrative Agent”).

PGIM will have “left” placement in any marketing materials or other informational materials used in connection with the Credit Facilities and will have the rights and responsibilities customarily associated with such name placement and the other arrangers (or their affiliates, as applicable) with respect to the Credit Facilities will be listed in an order determined by you in any marketing materials or other documentation.

You agree that, except as expressly provided for in this Commitment Letter or in the Fee Letters, without the prior written consent of the applicable Lead Arrangers, no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed or other titles conferred and no compensation (other than that compensation contemplated by this Commitment Letter and the Fee Letters) will be paid to any person or entity in respect of the applicable Credit Facilities, in each case, in order to obtain its commitment to participate in the Credit Facilities, in each case, unless you and we so agree.

December 24, 2022

3.      Information.

You hereby represent and warrant that (it being understood that the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the initial funding of the Credit Facilities on the Closing Date), (a) all written information (other than projections (the “Projections”), budgets, estimates and other forward-looking information and information of a general economic or general industry nature) (the “Information”) concerning the Borrower, Holdings and their respective subsidiaries or, to the best of your knowledge, the Company, that has been or will be made available to the Commitment Parties or the Lenders by you or any of your representatives or on your behalf in connection with the transactions contemplated hereby and prior to the Closing Date, does not or will not, when furnished and taken as a whole (after giving effect to all supplements and updates thereto from time to time), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when furnished and taken as a whole (after giving effect to all supplements and updates thereto delivered to the Lead Arrangers prior to such time), and (b) the Projections delivered to the Lead Arrangers prior to the Closing Date will be prepared in good faith based upon assumptions believed by your management or management of the Sponsor, as applicable, to be reasonable at the time made, it being understood and agreed that (x) such projections are not to be viewed as facts, are not a guarantee of financial performance and are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) that no assurance can be given that any particular projection will be realized, and (z) that actual results may differ from the projections and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished at such time, then you will use commercially reasonable efforts to (or, prior to the Closing Date, in the case of Information and projections relating to the Company and its subsidiaries, will use (to the extent not in contravention of the Merger Agreement as in effect on the date hereof) commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties in the preceding sentence remain true in all material respects, when taken as a whole, under those circumstances; it being understood that any such supplementation shall cure any breach of such representations and warranties. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters, or any other letter agreement or other undertaking concerning the financing of the Transactions, none of the making of any representation or warranty under this Section 3, the making of any supplementation thereof, or the accuracy of any such representation or warranty or supplement, whether or not cured, shall constitute a condition precedent to the availability or the initial funding of the Credit Facilities on the Closing Date.

4.      Fee Letters.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letters on the terms and subject to the conditions (including as to timing and amount) expressly set forth therein.

5.      Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties relating to the Company and its subsidiaries and respective businesses which shall be a condition to the availability or initial funding of the Credit Facilities on the Closing Date, shall be (i) such of the representations and warranties made in the Merger Agreement by or on behalf of the Company, its affiliates, its subsidiaries or their respective businesses as are material to the interests of the Lenders, but only to the extent that you or your applicable subsidiaries or affiliates have the right to terminate your (or its) obligations under the Merger Agreement or otherwise have the right (taking into account any applicable cure provisions within the Merger Agreement) to decline to consummate the Merger as a result of a failure of a condition resulting from a breach of such representation or warranty in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or initial funding of the Credit Facilities on the Closing Date if the Exclusive Financing Conditions are satisfied (or waived by the Lead Arranger), it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be perfected on the Closing Date (other than (i) Collateral in which a security interest can be perfected by filing a UCC financing statement and (ii) a pledge of the capital stock of the Borrower or any material domestic wholly-owned restricted subsidiary thereof with respect to which a lien may be perfected upon closing by the delivery of a stock certificate or equivalent certificate (except, in the case of any stock certificate or equivalent certificate representing equity interests of a material domestic wholly-owned restricted subsidiary of the Company, to the extent stock certificates or equivalent certificates have been received)) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial funding of the Credit Facilities on the Closing Date but may instead be delivered and/or perfected within ninety (90) days (or such longer period as the Administrative Agent and Lead Lender Representative may agree in each of their sole discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably and (c) the only conditions (express or implied) to the availability or the initial funding of the Credit Facilities on the Closing Date are the Exclusive Financing Conditions (it being understood that upon satisfaction (or waiver by the Initial Lenders) of such Exclusive Financing Conditions, each party hereto will execute and deliver the Credit Documentation to which it is a party and the initial funding of the Credit Facilities will occur), and such Exclusive Financing Conditions shall be subject in all respects to the provisions of this paragraph.

December 24, 2022

For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower, and to the extent applicable, the Guarantors, set forth in the Credit Documentation relating to: organizational existence of the Credit Parties (other than any immaterial subsidiaries of the Borrower); organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Credit Documentation) of the Credit Parties; due authorization, execution and delivery of the relevant Credit Documentation by the Credit Parties, and enforceability, in each case as it relates to the entering into and performance of the relevant Credit Documentation by the Credit Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries taken as a whole consistent in form and substance with the solvency certificate in Annex I to Exhibit C hereto; no conflicts of the Credit Documentation with the organizational documents of the Credit Parties (as they relate to the entering into and performance of the Credit Documentation); Federal Reserve margin regulations; the Investment Company Act; use of proceeds of the Credit Facilities on the Closing Date not violating OFAC, FCPA, the PATRIOT Act, and the Investment Company Act; and the creation and validity of security interests (subject to the first paragraph of this Section 5 and security interests and liens permitted under the applicable Credit Documentation and consistent with the Documentation Principles). To the extent any of the Specified Merger Agreement Representations or any Specified Representations as to the Company and its subsidiaries are qualified by or subject to “material adverse effect” or “material adverse change”, the definition shall be “Material Adverse Effect” as defined in the Merger Agreement as in effect on the date hereof for purposes of any representations and warranties made or to be made on, or as of, the Closing Date (or a date prior thereto). Notwithstanding anything to the contrary, the guarantees and security under the Credit Facilities shall be subject to agreed security principles to be mutually reasonably agreed (the “Agreed Security Principles”).

This Section 5, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision”.

December 24, 2022

6.      Indemnification; Expenses.

By executing this Commitment Letter, you agree to (a) if the Closing Date occurs, reimburse each Commitment Party on the Closing Date (to the extent a reasonably detailed invoice (including documentation reasonably supporting such invoice) therefor is received at least two (2) business days prior to the Closing Date or, if invoiced later than two (2) business days prior to the Closing Date, within thirty (30) days of such date) for all of its reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket due diligence expenses, reasonable and documented out-of- pocket travel expenses, and reasonable and documented (in summary form) out-of-pocket fees, charges and disbursements of counsel (but, in the case of counsel and other advisors, limited to one primary counsel for each of the Lead Lender Representative and JPM (which counsel shall be Proskauer Rose LLP), as identified in the Term Sheet, and the Administrative Agent, and reasonable fees, disbursements, and other charges of one local counsel in each relevant material jurisdiction, but no other third party counsel or other advisors without your prior consent (such consent not to be unreasonably withheld, conditioned or delayed)), incurred by such Commitment Party (whether incurred before or after the date of this Commitment Letter)) in connection with the documentation, negotiation and closing of, the Credit Facilities (including, without limitation, in connection with this Commitment Letter), and (b) indemnify and hold harmless each Commitment Party and each other Lender, Lead Arranger, Lead Lender Representative, the Administrative Agent and their respective affiliates (other than Excluded Parties), controlling persons, officers, directors, employees, advisors, auditors, accountants, consultants, counsel and agents and each of their respective successors and permitted assigns (each, an “indemnified person”) from and against any and all of its actual losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the use of proceeds of any loan made under the Credit Facilities, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within thirty (30) days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented (in the case of legal expenses, in summary form) out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal and other advisor fees and expenses, to the fees and expenses of one primary counsel to such indemnified persons taken as a whole, one local counsel in each relevant material jurisdiction (which may be a single local counsel in multiple jurisdictions as applicable), and one or more additional counsel if one or more actual or perceived conflicts of interest arise, but no other third party counsel or other advisors without your prior consent (such consent not to be unreasonably withheld, conditioned or delayed)), provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its related parties or a material breach of the obligations of such indemnified person under this Commitment Letter or any Credit Documentation or (ii) arise from any dispute solely among the indemnified persons (other than any claim against an indemnified person in its capacity or in fulfilling its role as administrative agent, lead lender representative, arranger or any similar role hereunder or under the Credit Facilities) that does not arise out of any act or omission by you, the Company, or any of your or their respective affiliates. None of the Sponsor, the Borrower, any of the Borrower’s subsidiaries or any indemnified person shall be liable for any damages arising from the use by others of Information, projections or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non- appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or a material breach of the obligations of such indemnified person or its related parties under this Commitment Letter. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld, conditioned, denied or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability. You agree that in any action arising in connection with this Commitment Letter, the Fee Letters, the Transactions or any transactions contemplated hereby or thereby, the only damages that may be sought from you, each Commitment Party, each other Lender, your and their affiliates, or any indemnified person are those that are direct and reasonably foreseeable as the probable result of any breach hereof, and any right to indirect, special, exemplary, consequential, or punitive damages or lost anticipated profits is hereby waived; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such indirect, special, exemplary, consequential, or punitive damages or lost anticipated profits are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. You shall not be liable for any settlement of any Proceeding (or expenses relating thereto) effected by any indemnified person without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless such indemnified person to the extent and in the manner set forth above. Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this paragraph to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final, non-appealable judgment by a court of competent jurisdiction.

December 24, 2022

In case any Proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any such Proceeding; provided, that the failure to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 6, unless your rights and defense of such matter are materially adversely affected by such failure to notify you.

Each indemnified person shall, in consultation with you, take all commercially reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

Notwithstanding anything to the contrary contained herein, the foregoing provisions in this Section 6 shall be superseded, in each case to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof, and thereafter such provisions herein shall have no further force and effect.

December 24, 2022

7.      Confidentiality, Absence of Fiduciary Relationship.

The Commitment Parties are delivering this Commitment Letter with the understanding that neither you nor your respective controlled affiliates will disclose the contents of this Commitment Letter or the Fee Letters to any other person or entity (including, without limitation, any financial institution or intermediary) without the Commitment Parties’ prior written consent thereto, except (a) to you and your subsidiaries, the Sponsor’s, any Investor’s and to your and their respective affiliates’ shareholders, directors, officers, managers, employees, members and advisors (including attorneys, accountants, consultants and financial advisors) (collectively, the “Representatives”) who are advised of the confidential nature thereof, (b) in connection with any required filings with or requests from governmental or regulatory authorities, or as may otherwise be required by applicable law, court order, or compulsory legal process (in which case you agree to the extent permitted by applicable law to inform us promptly thereof), (c) that this Commitment Letter (and any Fee Letter, with customary redactions as to fees) may be disclosed to the Company and the Representatives of the Company, in each case, on a confidential basis, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not any Fee Letter or the contents thereof, other than the existence thereof and the aggregate fees and contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures), may be disclosed in any marketing materials in connection with the Credit Facilities, (e) [reserved], (f) the Term Sheet, including the existence and contents thereof (but not any Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency in connection with the Transactions, (g) you may disclose on a confidential basis to your auditors the Fee Letters and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, (h) to the extent any such information becomes publicly available other than by reason of disclosure by you, the Sponsor, your and their subsidiaries, controlled affiliates or representatives in violation of this Commitment Letter, (i) with the Initial Lenders’ consent (not to be unreasonably withheld, conditioned, delayed or denied), (j) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, any Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, and (k) after your acceptance hereof, the Term Sheet, including the existence and contents thereof (but not any Fee Letter) may be disclosed (in consultation with the Lead Arrangers) to any Lenders or participants or bona fide prospective Lenders or participants and, after consultation with you or the Sponsor, any direct or indirect contractual counterparties to any swap or derivative transaction relating to any Credit Party or its obligations under the Credit Facilities (collectively, “Specified Counterparties”) and, in each case, their Representatives on a confidential basis; provided, that the foregoing obligations of you and your affiliates shall (other than with respect to any Fee Letter and its contents) remain in effect until the earlier of (i) two years from the date hereof, and (ii) the Closing Date, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

December 24, 2022

The Commitment Parties and their affiliates will not disclose or furnish information obtained from or on behalf of you or any of your representatives, or obtained from the Company in connection with the Company, by virtue of the transactions contemplated by this Commitment Letter, to any other person, including any of their other clients (or to clients of their affiliates) or in connection with the performance by the Commitment Parties and their respective affiliates of services for their other clients (or for clients of their affiliates); provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or bona fide prospective Lenders or participants and, after consultation with you or the Sponsor, any Specified Counterparties and, in each case, their Representatives on a confidential basis other than, in each case, any (a) competitors of the Company and its subsidiaries that have been specified to the Lead Arrangers by the Borrower or the Sponsor in writing on or prior to the date hereof (and as updated from time to time after the Closing Date with the consent (such consent not to be unreasonably withheld, conditioned, denied or delayed) of the Administrative Agent and the Lead Lender Representative), (b) Excluded Parties (as defined below), (c) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Lead Arrangers by the Borrower or the Sponsor in writing on or prior to the date hereof (and as updated from time to time after the Closing Date with the consent (such consent not to be unreasonably withheld, conditioned, denied or delayed) of the Administrative Agent and the Lead Lender Representative in its reasonable discretion), and (d) in each case of clauses (a) and (c) above (each, a “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s affiliates readily identifiable on the basis of such affiliate’s name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, other than as specified in clause (c) above (clauses (a), (b), (c), and (d) above collectively, the “Disqualified Lenders”) or other persons to whom you have affirmatively declined to consent to the assignment thereto in accordance with section in Exhibit B entitled “Assignments and Participations” prior to the disclosure of such confidential information to such person, (ii) to its Representatives (other than any Excluded Parties) on a “need-to-know” basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (it being understood that the Commitment Parties shall be liable for any breach of the confidentality obligations contained herein by their respective Representatives); provided, that the applicable Commitment Party shall be responsible for its Representatives’ compliance with this paragraph, (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental or regulatory (including self-regulatory) authority (in which case we agree to the extent permitted under applicable law to inform you promptly thereof), (iv) as requested by any state, federal or foreign authority or examiner regulating insurance, banks or banking (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory or self-regulatory authority exercising examination or regulatory or self-regulatory authority, to the extent permitted under applicable law, inform you promptly thereof), (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, any Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vi) to any of its affiliates directly involved in the consideration of this matter on a confidential and need-to-know basis; provided, that the applicable Commitment Party shall be responsible for its affiliates’ compliance with this paragraph; provided, further, that unless you otherwise consent, no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of its or their respective representatives working on the financing contemplated by this Commitment Letter to (x) any affiliates or representatives of the Commitment Parties that are engaged as principals primarily in private equity or venture capital (other than, in each case, such persons engaged by the Company as part of the Company’s transaction, senior employees who are required, in accordance with industry regulations or the applicable Commitment Party’s internal policies and procedures, to act in a supervisory capacity and the applicable Commitment Party’s internal legal, compliance, risk management, creditor or investment commitment members) (collectively, the “Excluded Parties”) or (y) Disqualified Lenders, (vii) [reserved], (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or other confidentiality or fiduciary obligation owed to you or the Sponsor, or (y) to it from a source, other than you, the Sponsor, the Company or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives, which it has no reason to believe has any confidentiality or fiduciary obligation to a Credit Party with respect to such information, (ix) to market data collectors, such as league table or other service providers to the lending industry, and with the consent of the Borrower (such consent not to be unreasonably witheld), customary advertisements and tombstones and (x) as required to provide services under this Commitment Letter and the Fee Letters; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty on behalf of itself and its advisors, that such information is being disseminated on a confidential basis on substantially the terms set forth in this paragraph or on terms otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as set forth in any confidential information memorandum or other marketing materials in accordance with customary market standards for dissemination of such types of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information; provided, further, that the foregoing obligations of the Commitment Parties and their respective affiliates shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the Closing Date, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

December 24, 2022

You acknowledge that the Commitment Parties may effect transactions for their own respective account or the account of customers and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby, and may be providing debt financing, equity capital or other services (including financial advisory services, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and the Commitment Parties and their respective affiliates will not furnish any such information to such other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you or any Commitment Party has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether that Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have arms- length business relationships that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you or in connection with this Commitment Letter, including your affiliates, stockholders, employees or creditors.

In addition, please note that JPM or its affiliate has been retained by you or your affiliates as financial advisor (in such capacity, the “Financial Advisor”) to you or your affiliates in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or perceived conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and/or its affiliates’ advising you in connection with the Merger, and our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Financial Advisor may recommend that you or your affiliates not pursue the Merger or advise you or your affiliates in other matters adverse to your interests under this Commitment Letter. You further acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by JPM or its affiliate in its capacity as Financial Advisor

December 24, 2022

8.      Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except by you to one or more of your affiliates that is a newly-formed “shell” company organized under the laws of a state of the United States controlled, directly or indirectly, by the Sponsor to effect the consummation of the Merger prior to or substantially concurrently with the consummation of the closing of the Merger) without the prior written consent of each other party hereto in its sole discretion (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and, to the extent expressly set forth in Section 6 above, the indemnified persons and the Sponsor and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth in Section 6 above, the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Any signature to this Commitment Letter may be delivered by facsimile, electronic mail (including “.pdf”, “.tif” or similar format) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter. This Commitment Letter, the Fee Letters and/or any other agreements specifically referenced therein are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto. This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of, and the determination whether a “Material Adverse Effect” has occurred, (b) whether the Specified Merger Agreement Representations are accurate and whether as a result of a breach or inaccuracy thereof you (or any of your affiliates) have a right to terminate your (or their) obligations under the Merger Agreement or not to consummate the transactions contemplated by the Merger Agreement, and (c) whether the Merger has been consummated in accordance with the terms of the Merger Agreement, and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Each of the parties hereto agrees that each of this Commitment Letter and each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter herein or therein (including to fund the Credit Facilities upon the satisfaction or waiver of the Exclusive Financing Conditions); it being acknowledged and agreed that the commitments provided hereunder and the funding of the Credit Facilities is subject solely to the Exclusive Financing Conditions, including the execution and delivery of the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter (including the Documentation Principles); provided, that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Merger or to draw down any portion of the Credit Facilities.

December 24, 2022

Each of the parties hereto waives (to the extent permitted by applicable law) all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letters, or any of the transactions contemplated hereby, or the performance by the Commitment Parties or any of their respective affiliates of the services contemplated hereby or thereby. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letters and that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court. Service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such person is or may be subject, by suit upon judgment.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter and the Fee Letters supersede all prior discussions, writings, agreements, indications of interest and proposals with respect to the Credit Facilities previously delivered to you or your affiliates, or entered into prior to the date hereof, by the Commitment Parties or any of their affiliates. Unless extended in writing by the Commitment Parties, in their sole discretion, the commitments contained herein shall expire upon the first to occur of: (a) 11:59 p.m., Eastern time, on December 28, 2022, unless you shall have, prior to that date and time executed and delivered a copy of this Commitment Letter and the Fee Letters to the attention of the undersigned (the date of receipt of such executed counterparts, the “Acceptance Date”); (b) the date of the valid termination of the Merger Agreement by you or your affiliate or with your written consent, in each case, prior to the closing of the Merger; (c) the date of the closing of the Merger without the use of the Credit Facilities; and (d) May 20, 2023, unless the transactions contemplated and described by this Commitment Letter are consummated on or before that date (such earliest date being the “Commitment Termination Date”); provided, that if the Commitment Termination Date (including as extended pursuant to the preceding proviso) falls on a day that is not a business day, the Commitment Termination Date shall be extended to the immediately following business day. The Fee Letters and the indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process, venue and information provisions contained herein shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than (a) confidentiality of the Fee Letters and the contents thereof which shall survive and (b) confidentiality (other than in the case of the Fee Letters and the contents thereof) which shall terminate in accordance with its terms) shall automatically terminate and be of no further force and effect and be superseded by the Credit Documentation on the Closing Date. You may terminate all or any portion of the Initial Lenders’ commitments (on a pro rata basis among the Initial Lenders in the applicable Credit Facility) hereunder at any time subject to the provisions of the preceding sentence.

December 24, 2022

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties a copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letters.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We look forward to working with you on this matter.

Sincerely,

PGIM, INC.

By:	/s/ David Thompson
Name: David Thompson
Title: Vice President

[Signature Page to Project Cloud Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kiefer Hotek
Name: Kiefer Hotek
Title: Authorized Officer

[Signature Page to Project Cloud Commitment Letter]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH

By:	/s/ Olivia Leong
Name: Olivia Leong
Title: Managing Director

By:	/s/ Robert Graff
Name: Robert Graff
Title: Managing Director

[Signature Page to Project Cloud Commitment Letter]

ONEX FALCON DIRECT LENDING BDC FUND

By:	Onex Falcon Investment Advisors, LLC, its Investment Adviser

By:	/s/ Andy Wishner
Name: Andy Wishner
Title: Principal

ONEX CREDIT FINANCE CORPORATION

By:	/s/ Dave Copeland
Name: Dave Copeland
Title: Vice President

[Signature Page to Project Cloud Commitment Letter]

BRIGADE CAPITAL MANAGEMENT, LP, as Investment Manager on Behalf of its Various Funds and Accounts

By:	/s/ Aaron Daniels
Name: Aaron Daniels
Title: Chief Operating Officer / General Counsel / Chief Compliance Officer

[Signature Page to Project Cloud Commitment Letter]

ARBOUR LANE CAPITAL MANAGEMENT, L.P.

By:	/s/ Dan Galanter
Name:Dan Galanter
Title: Manager

[Signature Page to Project Cloud Commitment Letter]

ACCEPTED AND AGREED:

PROJECT CLOUD HOLDINGS, LLC

By:	/s/ Alexander Corbacho
Name: Alexander Corbacho
Title: Vice President, Secretary and Treasurer

[Signature Page to Project Cloud Commitment Letter]

SCHEDULE I
COMMITMENTS UNDER CREDIT FACILITIES

Initial Lender	Term Loan Facility	Revolving Credit Facility	Percentage
PGIM, Inc.	$111,111,111.11	$8,888,888.89	44.4%
JPMorgan Chase Bank, N.A.	$60,185,185.19	$4,814,814.81	24.1%
Coöperatieve Rabobank U.A., New York Branch	$18,518,518.52	$1,481,481.48	7.4%
Onex Falcon Direct Lending BDC Fund and Onex Credit Finance Corporation	$20,370,370.37	$1,629,629.63	8.1%
Brigade Caital Management, LP	$23,148,148.15	$1,851,851.85	9.3%
Arbour Lane Capital Management, L.P.	$16,666,666.67	$1,333,333.33	6.7%
TOTAL	$250,000,000	$20,000,000	100.00%

EXHIBIT A

Project Cloud
$250,000,000 Term Loan Facility
$20,000,000 Revolving Credit Facility

Transaction Summary

Project Cloud Holdings, LLC, a newly formed Delaware limited liability company ( “Project Cloud Holdings”), controlled by Paine Schwartz Partners, LLC (together with its affiliates and funds managed or advised by it or its affiliates, the “Sponsor”) and other investors (together with the Sponsor, collectively, the “Investors”, which may include co-investors), Project Cloud Holdings (the “Initial Borrower”), and its direct or indirect parent or subsidiaries, at the direction of the Sponsor, intends to effect the Transactions referred to below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached or on Exhibits B or C (including any Annexes hereto and thereto) attached thereto. In connection with the foregoing, it is intended that:

1.       The Sponsor and the Investors will directly or indirectly make an equity investment (the “Equity Investment”) in the Initial Borrower or a direct or indirect parent thereof (which equity investment, (x) if made in a direct or indirect parent of the Initial Borrower, will, to the extent not otherwise applied, be directly or indirectly contributed to the Initial Borrower, whereby the Initial Borrower will subsequently contribute to MergerSub to effectuate the Transactions contemplated under the Merger Agreement, and (y) if other than in the form of common equity, will be “qualified equity interests” or otherwise on terms reasonably acceptable to the Lead Arrangers (such approval not to be unreasonably withheld, delayed, conditioned or denied)) in an aggregate amount (when combined with any rollover or reinvested equity in the Initial Borrower or a direct or indirect parent thereof received by existing direct or indirect equity holders of the Company in connection with the Merger (the “Rollover Equity” and, together with the Equity Investment, the “Equity Contribution”)) that is not less than 51% of the sum (the “Minimum Equity Contribution”) of (i) the aggregate gross proceeds of the loans to be borrowed under the Term Loan Facility and the Revolving Credit Facility on the Closing Date (excluding, in each case, (x) the aggregate gross proceeds of any loans to be borrowed under the Revolving Credit Facility to fund original issue discount or upfront fees under the applicable Fee Letter and Transaction Costs and (y) amounts drawn under the Revolving Credit Facility on the Closing Date for working capital purposes (including to repay amounts outstanding under any existing revolving credit facility or to backstop or cash collateralize any existing letter of credit)), plus (ii) the amount of the Equity Contribution. Immediately after consummation of the Merger and the other transactions contemplated hereby, the Sponsor will own, directly or indirectly, at least a majority of the voting equity interests of Project Cloud Holdings.

2.       The Borrower (as defined in the Term Sheet) will obtain senior credit facilities in an aggregate principal amount of $270.0 million, comprised of (i) an initial revolving credit facility in an aggregate principal amount of $20.0 million as described in Exhibit B (the “Revolving Credit Facility”) and (ii) a term loan facility in an aggregate principal amount of $250.0 million (the “Term Loan Facility” and together, with the Revolving Credit Facility, the “Credit Facilities”), as described in Exhibit B.

3.       Pursuant to that certain Agreement and Plan of Merger, dated as of November 21, 2022 (together with all related exhibits, schedules and disclosure letters thereto, collectively, as amended, restated, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Project Cloud Holdings, Project Cloud Merger Sub, Inc., a Delaware corporation (“MergerSub”) and AgroFresh Solutions, Inc., a Delaware corporation (the “Company”), MergerSub will merge with and into the Company, with the Company as the surviving entity, and, upon the consummation of the Merger Agreement, Project Cloud Holdings shall acquire 100% of the common stock of the Company (the “Merger”).

A-1

4.       (1) All existing third party debt for borrowed money of the Company and its subsidiaries under that certain Amended and Restated Credit Agreement, dated as of July 20, 2022 (as amended, restated, amended and restated, supplemented or otherwise or modified from time to time prior to the Closing Date), by and among Agrofresh Inc., an Illinois corporation and a direct wholly-owned subsidiary of the Company (“Agrofresh”), the guarantors party thereto, the lenders party thereto and Bank of Montreal, as administrative agent, and BMO Harris Bank, N.A. as issuing bank and swingline lender, will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated and all commitments thereunder shall have been terminated and all liens and guarantees thereunder shall have been released or terminated and (2) equity interests under that certain Series B Convertible Preferred Stock authorized pursuant to the Series B Certificate of Designation of Parent will be repaid, redeemed, defeased, discharged, replaced or terminated (the “Closing Date Refinancing”).

5.       The proceeds of the Equity Contribution, the Credit Facilities and cash on hand will be applied to fund the Merger and the Closing Date Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below), including those amounts set forth in the Fee Letter (the “Transaction Costs”).

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date that the initial loans under the Term Loan Facility are funded and the Merger and the Closing Date Refinancing are consummated.

A-2

EXHIBIT B

Project Cloud
$250,000,000 Term Loan Facility
$20,000,000 Revolving Credit Facility
Credit Facilities Summary of Terms and Conditions

Set forth below is a summary of the principal terms for the Term Loan Facility and the Revolving Credit Facility, as applicable. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including any Annexes hereto and thereto) attached thereto.

I. PARTIES
Borrower	Initially, Project Cloud Holdings, LLC, as Delaware limited liability company (the “Initial Borrower”). The Initial Borrower will then contribute down to its directly held, wholly owned subsidiary, Project Cloud Merger Sub, Inc., a Delaware corporation (“MergerSub”). MergerSub will then merge with and into the Company, with the Company as the surviving entity. After the consummation of the Merger, the Company will assume the obligations of the Initial Borrower (the “Successor Borrower”), and become a directly wholly owned subsidiary of Project Cloud Holdings; provided, that the Borrower may designate one or more of its direct or indirect wholly-owned subsidiaries as co-borrowers from time to time (so long as, to the extent organized in a non-United States jurisdiction, such jurisdiction of organization is be reasonably acceptable to the Administrative Agent, subject to customary “know your customer’ deliveries and customary conditions in accordance with the Documentation Principles (as applicable, and together with Initial Borrower and Successor Borrower, referred to herein as the “Borrower”).

Guarantees

All obligations of the Borrower under the Credit Facilities and, at the option of the Borrower, (i) the obligations of the Borrower or any of its restricted subsidiaries under interest rate protection, currency exchange, commodity hedging or other swap or hedging arrangements with (x) the Administrative Agent, a Lead Arranger, any Lender or an affiliate of the Administrative Agent, a Lead Arranger, any Lender (at the time such agreement was entered into or, in the case of any such arrangements existing on the Closing Date, on the Closing Date) or (y) other counterparties selected by the Borrower, and if obligations of the type set forth in this clause (y) are in excess of a cap (with a grower) to be mutually agreed then with the consent of the the Administrative Agent and the Lead Lender Representative (such consent not to be unreasonably withheld, conditioned or delayed) (subject to execution of customary joinder documentation by such other counterparty), and designated by the Borrower as “Secured Hedging Arrangements” (collectively, the “Secured Hedging Arrangements”) and (ii) the cash management obligations of the Borrower or any of its restricted subsidiaries owing to (x) the Administrative Agent, a Lead Arranger, any Lender or an affiliate of the Administrative Agent, a Lead Arranger, any Lender (at the time such arrangement was entered into or, in the case of any such arrangements existing on the Closing Date, on the Closing Date) or (y) other counterparties selected by the Borrower, and if obligations of the type set forth in this clause (y) are in excess of a cap (with a grower) to be mutually agreed then with the consent of the Administrative Agent and the Lead Lender Representative (such consent not to be unreasonably withheld, conditioned or delayed)) (subject to execution of customary joinder documentation by such other counterparty), and designated by the Borrower as “Secured Cash Management Obligations” (collectively, “Secured Cash Management Obligations”) will, immediately following the consummation of the Merger, be unconditionally guaranteed (the “Guarantees”) by Project Cloud Holdings (“Holdings” and, together with the Borrower’s restricted subsidiaries, collectively, the “Group Members”), and immediately following the consummation of the Merger, each of the Borrower’s existing and subsequently acquired or formed direct and indirect wholly-owned domestic subsidiaries, and, subject to the Agreed Security Principles (as defined in the Commitment Letter), certain of the Borrower’s wholly-owned restricted foreign subsidiaries (which, in addition to the below exclusions, shall exclude wholly-owned restricted subsidiaries organized in non-United States jurisdictions which create adverse tax, accounting or regulatory issues or are otherwise commercially unreasonable or burdensome to pursue) (the “Foreign Guarantors”) and any other subsidiary that the Borrower elects to designate as a guarantor as set forth below (together with Holdings and the Foreign Guarantors, collectively, the “Guarantors”; and the Guarantors together with the Borrower, collectively, the “Credit Parties”); provided, that the Guarantors shall not include, unless otherwise elected by the Borrower (subject to additional carve-outs to be mutually agreed and consistent with the Documentation Principles): (a) non-wholly-owned subsidiaries, (b) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (to the extent not entered into in contemplation thereof) not prohibited under the Credit Documentation on the date such subsidiary is acquired from guaranteeing the Credit Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received (provided, that the Credit Parties shall not be required to seek any consent, approval, license or authorization), (c) any subsidiary that could reasonably be expected to result in an adverse tax, accounting or regulatory consequence (other than de minimis) to the Borrower, Holdings or one of their respective subsidiaries, including for this purpose any adverse consequence economically borne by the parent of any consolidated group as a result of Borrower, Holdings or one of their respective subsidiaries being a member of such group and such parent being the payor of tax for such group , (d) unrestricted subsidiaries, (e) bona fide joint ventures (including non-wholly owned partnerships), (f) immaterial subsidiaries (subject to any such subsidiary individually accounting for no more than 5.0% of consolidated total assets or 5.0% of Consolidated EBITDA and an aggregate cap on immaterial subsidiaries for no more than 10.0% of consolidated total assets or 10.0% of Consolidated EBITDA), (g) not-for-profit subsidiaries, if any, (h) special purpose entities and receivables entities, if any, (i) broker-dealer subsidiaries, if any, (j) captive insurance companies, if any, (k) any restricted subsidiary acquired pursuant to a Permitted Acquisition (as defined below) or permitted investment financed with indebtedness permitted to be incurred or assumed pursuant to the Credit Documentation and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such indebtedness prohibits such subsidiary from becoming a Guarantor and such prohibition is not created in contemplation of such Permitted Acquisition or permitted investment, and (l) other subsidiaries to be mutually agreed (collectively, “Excluded Subsidiaries”); provided that subsidiaries that are not “eligible contract participants” (after giving effect to any “keepwell” provisions) shall not guarantee swap obligations to the extent it is illegal or unlawful under the Commodity Exchange Act, or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant”; provided, further, that the Borrower, in its sole discretion, may elect to cause (A) one or more Excluded Subsidiaries to become Guarantors from time to time (provided that in the case of foreign subsidiaries, the jurisdiction of such subsidiary shall be reasonably acceptable to the Administrative Agent and the Lead Lender Representative or be a Qualified Jurisdiction (to be defined in a manner mutually agreeable to the Lead Arrangers and the Borrower, the collateral documentation shall be customary for the applicable jurisdiction or otherwise reasonably acceptable to the Administrative Agent and the Lead Lender Representative, and the guarantees shall be governed by New York law)) and (B) any Guarantor that is an Excluded Subsidiary (including any Excluded Subsidiary that became a Guarantor pursuant to clause (A)) to be released from its guaranty, subject to customary terms and conditions. Notwithstanding the foregoing, it is understood and agreed that any guarantees granted hereunder by non-U.S. Credit Parties shall be subject to the Agreed Security Principles.

Notwithstanding anything to the contrary contained herein, (i) subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost and/or burden of providing such a guarantee (including any adverse tax, accounting or regulatory consequence) is excessive in relation to the value afforded thereby and (ii) the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the Limited Conditionality Provision; provided, that no Guarantor shall be released from the guarantee requirements if such Guarantor becomes an Excluded Subsidiary through any transaction the sole purpose of which is to evade the guarantee or collateral requirements required by the Credit Documentation and unless the Borrower has sufficient investment capacity at the time such Guarantor is released.

Subject to the investment covenant in the Credit Documentation, after the Closing Date the Borrower may designate any subsidiary of the Borrower as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary (subject to compliance of such restricted subsidiary with the covenants in respect of any liens, debt or investments) so long as (i) no event of default shall exist or would immediately thereafter result, (ii) pro forma financial covenant compliance and (iii) any unrestricted subsidiary designation shall constitute a permitted investment in such unrestricted subsidiary in an amount equal to the fair market value of all assets of such restricted subsidiary; provided, that notwithstanding anything herein to the contrary, no Material Intellectual Property (to be mutually defined), or any exclusive license in any Material Intellectual Property, may be transferred to or held by an unrestricted subsidiary other than non-exclusive licenses in the ordinary course of business. An unrestricted subsidiary that has subsequently been designated as a restricted subsidiary cannot be redesignated as an unrestricted subsidiary.

Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating Consolidated EBITDA or any financial ratio or covenant contained in the Credit Documentation, except to the extent of distributions received therefrom.

Joint Lead Arrangers and Joint Bookrunners	PGIM and JPM (in such capacities, each individually a “Lead Arranger” and, collectively, the “Lead Arrangers”).
Administrative Agent	JPMorgan Chase Bank, N.A. (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
Lenders	Banks, financial institutions and other entities, but excluding Disqualified Lenders, reasonably acceptable to the Sponsor and the Borrower (collectively, the “Lenders”). PGIM shall act as lead lender representative on behalf of all Lenders (in such capacity, the “Lead Lender Representative”), and all approvals and consents of the Administrative Agent (other than consents to be mutually agreed related to certain administrative and agency provisions in the Credit Documentation) shall require the consent of the Lead Lender Representative in addition to or in lieu of the Administrative Agent and all financial statements, notices, other reporting and diligence (other than administrative notices to be mutually agreed) required to be delivered to the Administrative Agent pursuant to the Credit Documentation shall also be delivered to the Lead Lender Representative; provided that, if at any time PGIM (i) sells or assigns more than 50% of the Loans and Commitments held by it on the Closing Date (other than to its affiliates and approved funds) or (ii) fails to hold at least 15% of the total Loans and Commitments outstanding under the Credit Agreement, there shall no longer be any Lead Lender Representative and any provisions relating thereto in the Credit Agreement shall be disregarded.

II. DESCRIPTION OF CREDIT FACILITIES
Revolving Credit Facility	Revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount equal to $20,000,000 (the loans thereunder, the “Revolving Loans”; and the commitments thereunder, the “Revolving Commitments”; and the lenders providing such Revolving Commitments and Revolving Loans, the “Revolving Lenders”). The Revolving Credit Facility shall have sub-limits for draws in Euros, Pounds, Canadian dollars and other currencies to be mutually agreed (collectively, the “Alternative Currencies”).
Availability	The Revolving Loans shall be available on a revolving basis during the period commencing on and after the Closing Date and ending on the Revolver Maturity Date (as defined below); provided, that the Revolving Credit Facility may be utilized on the Closing Date solely (a) to issue letters of credit to replace existing letters of credit, (b) to fund any original issue discount and upfront fees required pursuant to the Fee Letter, (c)(1) to fund working capital needs of the Borrower and its subsidiaries and (2) to fund any purchase price and/or working capital adjustments in the Merger Agreement, (d) to fund the purchase price of the Merger, and (e) for other general corporate purposes of the Borrower and its subsidiaries; provided, further, the aggregate amount of the Revolving Loans that may be drawn on the Closing Date for purposes of clauses (c)(1), (d) and (e) shall not exceed $5.0 million in the aggregate for all such uses.
Letters of Credit

The Revolving Credit Facility shall be available for the issuance of standby letters of credit (the “Letters of Credit”) in U.S. dollars and Alternative Currencies not exceeding in the aggregate $5.0 million by any Lender selected by the Borrower who agrees to act in such capacity (each such Lender in such capacity, an “Issuing Lender”); provided, for the avoidance of doubt, any Lender providing such Letters of Credit shall only be obligated to provide up to its Revolver Commitment. The issuance of all Letters of Credit shall be subject to the customary policies and procedures of the relevant Issuing Lender. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each drawing under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one (1) business day of written notice thereof. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed by the applicable Issuing Lender and (b) the third business day prior to the final maturity of the Revolving Credit Facility; provided, that any Letter of Credit may provide for renewal thereof for additional periods of up to twelve (12) months or such longer period as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

If any Revolving Lender becomes a Defaulting Lender (as defined below), then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the revolving credit exposure of each such non-Defaulting Lender does not exceed its commitments under the Revolving Credit Facility. In the event such reallocation does not fully cover the letter of credit exposure of such Defaulting Lender, the applicable Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new letters of credit under the Revolving Credit Facility to the extent letter of credit exposure would exceed the commitments of the non-Defaulting Lenders under the Revolving Credit Facility, unless such “uncovered” exposure is cash collateralized to the applicable Issuing Lender’s reasonable satisfaction. The Borrower shall also have the right to terminate the commitment of any Defaulting Lender to the extent such termination does not cause the revolving credit exposure to exceed the revolving credit commitments under the Revolving Credit Facility or prepay such Defaulting Lender on a non-pro rata basis.

Swing Line Loans

A portion of the Revolving Credit Facility not in excess of $4.8 million shall be available for swing line loans (the “Swing Line Loans”) from the Administrative Agent (in such capacity, the “Swing Line Loan Lender”) on same-day notice (provided such borrowing notice is received by 1:00 p.m. New York time); provided, for the avoidance of doubt, any Lender providing such Swingline Loans shall only be obligated to provide up to its Revolver Commitment. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan. All Swing Line Loans shall be made as Base Rate Loans.

If any Revolving Lender becomes a Defaulting Lender, then the Swing Line Loan exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders under the Revolving Credit Facility pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the revolving credit exposure of each such non-Defaulting Lender does not exceed its commitments under the Revolving Credit Facility. In the event that such reallocation does not fully cover the exposure of such Defaulting Lender, the Swing Line Loan Lender may require the Borrower to cash collateralize or repay such “uncovered” exposure in respect of the outstanding Swing Line Loans and will have no obligation to make further Swing Line Loans to the extent Swing Line Loans exposure would exceed the unused commitments of the non-Defaulting Lenders under the Revolving Credit Facility, unless such “uncovered” exposure is cash collateralized to the Swing Line Loan Lender’s reasonable satisfaction. The Borrower shall have the right to terminate the commitment of any Defaulting Lender to the extent such termination does not cause the revolving credit exposure to exceed the revolving credit commitments under the Revolving Credit Facility or prepay such Defaulting Lender on a non-pro rata basis.

Maturity	Five (5) years from the Closing Date (the “Revolver Maturity Date”).
Term Loan Facility	Term loan facility (the “Term Loan Facility”) and together with the Revolving Credit Facility, the “Credit Facilities”) in an aggregate principal amount of $250,000,000 (the “Term Loan”, and together with the Revolving Loans, the “Loans”).
Availability	The Term Loan shall be made in a single drawing on the Closing Date.
Amortization	The Term Loan shall amortize beginning on the last day of the first full fiscal quarter following the Closing Date and on the last day of each fiscal quarter thereafter, in equal quarterly amounts aggregating 5.0% of the original aggregate principal amount of the Term Loan in each year after the Closing
Date, with any remaining outstanding principal amount due and payable on the Final Maturity Date (as defined below).
Final Maturity of the Term Loan Facility	Six (6) years from the Closing Date (the “Final Maturity Date”).

Incremental Facilities

After the Closing Date, at any time and from time to time, the Credit Parties will be permitted (a) to add one or more incremental term loan facilities (including delayed draw term facilities) to the Credit Facilities and/or increase the Term Loan Facility (each, whether or not a separate tranche, an “Incremental Term Loan Facility” and the commitments in respect thereof, the “Incremental Commitments”) and/or (b) to add one or more incremental revolving credit facilities to the Credit Facilities and/or increase the Revolving Credit Facility (each, whether or not a separate tranche, an “Incremental Revolving Facility” and, together with the Incremental Term Loan Facilities, collectively, the “Incremental Facilities”; and the commitments in respect thereof are referred to as the “Incremental Revolving Commitments” and, together with the Incremental Term Loan Commitments, collectively, the “Incremental Commitments”) in an aggregate principal amount for all such Incremental Facilities (each of which shall be in a minimum principal amount to be set forth in the Credit Documentation) for any purpose not prohibited by the Credit Documentation, not to exceed the sum of (a) an amount equal to the greater of $65.7 million and 100% of Consolidated EBITDA (the “Fixed Incremental Amount”), less the aggregate principal amount of any Incremental Equivalent Debt borrowed or incurred in reliance on the Fixed Incremental Amount, plus (b) an unlimited amount (the “Unlimited Incremental Amount”) at any time so long as (x) if such Incremental Facility is secured on a “first lien” basis, the Consolidated First Lien Net Leverage Ratio (as defined below) is less than or equal to 3.80 to 1.00 (for purposes of this Exhibit B, the “First Lien Ratio Test”), (y) if such Incremental Facility is secured on a junior lien basis, the Consolidated Secured Net Leverage Ratio (as defined below) is less than or equal to 3.80 to 1.00 (for purposes of this Exhibit B, the “Junior Lien Ratio Test”), and (z) if such Incremental Facility is unsecured, the Consolidated Total Net Leverage Ratio is less than or equal to 4.30 to 1.00 (for purposes of this Exhibit B, the “Unsecured Ratio Test”), in each case (1) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been (or were required to be) delivered to the Administrative Agent and (2) assuming any Incremental Commitment is fully drawn plus (c) the amount of all (x) voluntary prepayments (including pursuant to buybacks and open market purchases in the amount actually paid in cash) actually paid and not funded with proceeds of long-term indebtedness (other than revolving loans) of the Credit Parties of any Loans, loans under any Incremental Facility, and any indebtedness secured on a pari passu basis with the Term Loan Facility (in the case of any revolving facility, solely to the extent accompanied by a permanent commitment reduction in respect thereof), and (y) additional payments made pursuant to any “yank-a-bank” assignments, in each case, to the extent not funded with the proceeds of long-term indebtedness of a Credit Party, prior to such time (it being understood that (A) if the First Lien Ratio Test, the Junior Lien Ratio Test or the Unsecured Ratio Test, as applicable, is met, then, at the election of the Borrower, any Incremental Facility may be incurred under clause (b) above regardless of whether there is capacity under clause (a) and/or clause (c) above and (B) any portion of any Incremental Facility incurred in reliance on clause (a) and/or clause (c) shall be automatically reclassified from time to time as incurred under clause (b) if the Borrower meets the applicable test under clause (b) at such time on a pro forma basis); provided, further, that:

(i)      no Lender will be required or otherwise obligated to provide any portion of such Incremental Facility and any person that is not an existing Lender that is providing any Incremental Facility must be reasonably acceptable to the Administrative Agent to the same extent that the Administrative Agent would have such a consent right if such person was purchasing Loans by assignment as set forth under the Section below entitled “Assignments and Participations”;

(ii)     subject to the Limited Condition Transaction provisions, no event of default exists immediately prior to or after giving effect thereto, provided, that in no event shall any payment or bankruptcy event of default exist immediately prior to or after giving effect to such Incremental Facility and such Limited Condition Transaction;

(iii)    the final maturity date of any such Incremental Term Loan Facility that is a separate tranche shall be no earlier than the maturity date of the Term Loan Facility and the weighted average life of such Incremental Term Loan Facility shall be no shorter than the then remaining weighted average life of the Term Loan Facility (without giving effect to any amortization or prepayments on the outstanding Term Facility);

(iv)    any Incremental Term Loan Facilities created by the Borrower following the Closing Date that are pari passu with the Term Loans in security and right of payment shall be subject to a “most favored nation” pricing provision that ensures that the initial “all-in yield” on the Incremental Term Loan Facility does not exceed the “all-in yield” at such time on the initial Term Loan Facility a (collectively, the “Existing Facility”) by more than 50 basis points (with “all-in yield” being determined by taking into account the applicable margin, upfront fees, any original issue discount and any interest rate floor, but excluding reasonable and customary arrangement, commitment, structuring, underwriting, ticking, unused, syndication, amendment and other similar fees to the extent not paid generally to all the lenders provided such Incremental Term Loan Facility), unless the interest rate margins with respect to the Existing Facility is increased by an amount equal to the difference between the yield with respect to such Incremental Term Loan Facility and the corresponding interest rate on the Existing Facility minus 50 basis points (the “MFN Adjustment”); it being agreed that to the extent the all-in yield with respect to such Incremental Term Loan Facility is greater than such all-in yield with respect to the Existing Facility solely as a result of a higher interest rate floor, then the interest rate margin increase shall be effectuated solely by increasing the interest rate floor on the Existing Facility; provided, that the MFN Adjustment shall not be applicable to any Incremental Term Loan Facility that ranks junior in right of payment or security to the Existing Facility or that is unsecured;

(v)     subject to clauses (iii) and (iv) above, the interest rate margins and amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Borrower and the lenders thereunder;

(vi)    (a) any Incremental Revolving Facility will provide for the ability to permanently repay and terminate such Incremental Revolving Commitments on a pro rata basis with the outstanding Revolving Credit Facilities, and (b) any Incremental Term Loan Facility will provide for the ability to participate (x) on a greater than pro rata basis, a pro rata basis or less than pro rata basis in any voluntary prepayment with respect to its class of Term Loans or (y) on a pro rata basis or less than pro rata basis in any mandatory prepayments of the Term Loans under the outstanding Term Loan Facility;

(vii)   except as otherwise specifically addressed herein, all other terms shall be determined by the Borrower and shall, at the option of the Borrower, (x) be consistent with the terms of the corresponding class under the Credit Facilities unless, in the case of this clause (x), (1) the Lenders under the corresponding class under the Credit Facilities also receive the benefit of such more restrictive terms or (2) any such provisions apply only after the maturity date of the relevant Credit Facilities, or (y) not be materially more restrictive to the Borrower and its subsidiaries, when taken as a whole, than the terms of the applicable class under the Credit Facilities (as reasonably determined by the Borrower);

(viii)  each Incremental Revolving Facility shall (x) have the same terms and be pursuant to the same documentation as the Revolving Credit Facility (other than fees), and (y) be subject to an aggregate cap for all Incremental Revolving Facilities incurred after the Closing Date not exceed $10,000,000;

(ix)     no Incremental Facility shall be secured by any assets of the Credit Parties other than the Collateral, and shall not be guaranteed by any subsidiary other than the Guarantors;

(x)      there shall be no requirement to bring down the representations and warranties unless otherwise required by the lenders holding more than 50% of the aggregate commitments under the proposed Incremental Facility (which shall be subject to the Limited Condition Transaction provisions);

(xi)     for the avoidance of doubt, (i) in all instances if the Borrower incurs indebtedness under an Incremental Facility from the Fixed Incremental Amount and/or clause (c) above on the same date that it incurs indebtedness from the Unlimited Incremental Amount, then unless the Borrower elects otherwise, each Incremental Facility will be deemed incurred first from the Unlimited Incremental Amount to the extent permitted, and (ii) in the event that the Borrower incurs indebtedness under an Incremental Facility from the Fixed Incremental Amount or clause (c) above and, subsequent to such incurrence, all or any portion of such indebtedness would be permitted to be incurred from the Unlimited Incremental Amount, such indebtedness shall automatically be reclassified as having been incurred from the Unlimited Incremental Amount and the Fixed Incremental Amount or amount under clause (c) above, as applicable, shall be deemed restored to the extent of such reclassification; and

(xii)    Sponsor shall not provide any Incremental Revolving Facility and if Sponsor provides any Incremental Term Loan Facility it shall be subject to the same limitations and restrictions set forth below in the Section entitled “Assignments and Participations” as if the Sponsor were buying Term Loans by assignment.

In the case of the incurrence of any indebtedness (other than under the Revolving Credit Facility, which shall remain subject to the terms thereof with respect to the impact, if any, of a Limited Condition Transaction) or liens or the making of any investments, restricted payments, restricted debt payments or fundamental changes, in each case, in connection with a Limited Condition Transaction, the relevant conditions with respect to financial ratios, baskets and the absence of a default or an event of default (other than any condition with respect to the existence of a payment or bankruptcy event of default which shall not exist on the date the Limited Condition Transaction) shall be determined in accordance with the Limited Condition Transaction provisions.

To the extent any Incremental Facility is incurred in the form of a delayed draw term facility, the Borrower shall test compliance with any leverage ratio at the time such delayed draw commitments are created (assuming such commitments are fully drawn).

“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Funded Indebtedness that is secured by a lien on the Collateral on a senior or pari passu basis (without regard to remedies) with the liens on the Collateral securing the obligations under the Credit Facilities as of the date of determination to (ii) Consolidated EBITDA for the applicable test period.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, without duplication, for the Borrower and its restricted subsidiaries on a consolidated basis, (a) the sum of (i) the outstanding principal amount of all obligations for borrowed money (including notes, bonds (excluding surety, bid and performance bonds or other similar obligations), debentures and drawn letters of credit that are unreimbursed) (ii) all purchase money indebtedness (including capital lease obligations) and attributable indebtedness in each case as and to the extent reflected on the balance sheet of the Borrower and its restricted subsidiaries, (iii) earnouts, and (iv) guarantees of any of the foregoing obligations, minus (b) all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries solely to the extent that, from the date that is 90 days following the Closing Date, such unrestricted cash and cash equivalents are subject to a first priority lien in favor of the Administrative Agent in a manner set forth in the Uniform Commercial Code, either pursuant to a control agreement granting the Administrative Agent a first priority lien in cash and cash equivalent accounts or because such account is maintained with the Administrative Agent; provided, up to $32,500,000 of unrestricted cash and cash equivalents in accounts of the Borrower and its restricted subsidiaries may be deducted regardless if such account is subject to a control agreement, but solely to the extent such cash and cash equivalents are held in accounts with a Lender (or an affiliate of a Lender) and subject to timeframes to be agreed to account for the transition/migration of cash management to JPM (or its affiliates). Notwithstanding the foregoing, in no event shall the following constitute “Consolidated Funded Indebtedness”: (i) obligations under any derivative transaction or other swap contract; (ii) undrawn letters of credit; and (iii) earn-outs and other acquisition consideration except to the extent due, owing, and unpaid for a period of more than 5 Business Days and not subject to good faith dispute (as reasonably determined by the Borrower).

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Funded Indebtedness that is secured by a lien on the Collateral as of the date of determination to

(ii) Consolidated EBITDA for the applicable test period.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Funded Indebtedness of the date of determination to (ii) Consolidated EBITDA for the applicable test period.

“Consolidated EBITDA” and “Consolidated Net Income” shall each be defined in a manner consistent with the Documentation Principles, but in any event, Consolidated EBITDA shall include, without duplication, (i) add- backs and/or adjustments, solely to the extent deducting from or otherwise reducing Consolidated Net Income (other than clauses (D), (E), or (H)) (as applicable (which, unless otherwise specified, shall be uncapped), for (A) extraordinary, unusual, exceptional or non-recurring charges, expenses or losses, (B) non-cash charges, expenses or losses, including, without limitation, any non-cash asset retirement costs, non-cash compensation charges, non-cash translation (gain) loss and non-cash expense relating to the vesting of warrants (in each case other than to the extent constituting a reserve for a future cash charge) and subject to required restatements from auditors of the Company any addbacks for future cash charges and adjustments that result in (I) write downs of inventory or (II) write-downs of account receivable or write-offs of accounts receivable and inventory, (C) restructuring costs, charges and expenses, integration costs, costs of strategic initiatives, business optimization charges, expenses or costs (including relating to systems design, upgrade and implementation costs), retention, recruiting, relocation, signing and stay bonuses and expenses, including payments made to employees or others who are subject to non-compete agreements, facility opening, pre-opening, closing and consolidation costs, contract termination costs, stock option and other equity-based compensation expenses, severance costs, including, without limitation, any onetime expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company, and public company costs, (D)(I) LTM pro forma results for acquisitions and dispositions of business entities or properties or assets constituting a division or line of business of any business entity (and purchases and dispositions of intellectual property if pro forma treatment is elected by the Borrower in its discretion on a case-by-case basis) and other customary specified transactions and for operational changes, restructurings, cost savings initiatives and other operational initiatives (including, to the extent applicable, from the Transactions), (II) including any “run-rate” cost synergies, operating expense reductions and other operating changes, improvements, initiatives and cost savings that are factually supportable and reasonably identifiable in good faith by the Borrower to result from actions which have been taken or with respect to which substantial steps have been taken or are expected to be taken no later than 24 months following any such acquisition, disposition, other customary specified transaction, operational change, restructuring, cost savings or operational initiative (with actions from such transactions occurring prior to the Closing Date occurring within 24 months of the Closing Date) and, in each case, reasonably anticipated to be realizable within 24 months of such transaction, net of the amount of actual benefits realized during such period), (E) such other adjustments (excluding management synergies) (i) consistent with Regulation S-X, (ii) contained in (x) the quality of earnings report delivered to the Lead Arrangers prior to the date hereof (together with any updates thereto reasonably acceptable to the Lead Arrangers) (including any roll forward) in connection with the Merger or (y) any other quality of earnings report made available to the Administrative Agent in connection with a Permitted Acquisition or other similar permitted investment (including any roll forward thereof, as may be applicable), in each case, for the periods set forth therein conducted by financial advisors or operational consultant (which financial advisors and/or operational consultants are (x) nationally recognized or (y) reasonably acceptable to the Administrative Agent and the Lead Lender Representative (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)), or (iii) contained in the Sponsor Model for the periods set forth therein, (F) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, dividends, restricted payments, dispositions, refinancings or issuances of debt or equity or related to any amendment, negotiation, forbearance, extension, modification or waiver in respect of the documentation (including the Credit Documentation) governing the transactions described in this clause (F) (in each case, whether or not consummated), (G) any non-cash increase in expenses (1) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or any other acquisition or (2) due to purchase accounting, (H) proceeds of business interruption insurance (including proceeds expected to be received within 1 year with a reduction if not received within such period), (I) charges, losses or expenses to the extent paid for, reimbursed, indemnified or insured by a third party (or reasonably expected to be so paid or reimbursed within one (1) year after the end of such period with a reduction if not received within such period), (J) minority interest expense to the extent reducing Consolidated Net Income, (K) costs and expenses related to implementation of operational and reporting systems and technology initiatives, (L) letter of credit fees, (M) [reserved], (N) [reserved], (O) transaction fees and expenses and management, monitoring, consulting and advisory fees (including those owed under any Sponsor or other Investor management agreement or any fees owed to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities), payments to outside directors of the Borrower (or its direct or indirect parent companies), indemnities and expenses, in each case, to the extent payable in accordance with the Credit Documentation, (P) non-recurring costs, expenses and charges in connection with environmental matters and litigation (including related to settlements thereof), (Q) earnout obligations with respect to any acquisition or investment paid or accrued during the applicable period, (R) expenses (but not lost revenue) arising from any event, occurrence, fact, condition or change, directly or indirectly arising out of or attributable to COVID-19 in an aggregate amount not to exceed $2.0 million after the Closing Date, (S) [reserved], and (T) realized and unrealized foreign exchange and/or currency translation losses and gains (including any loss resulting from hedge agreements for currency exchange risk); provided, that any such realized losses and gains shall not exceed the greater of $6.6 million and 10% of Consolidated EBITDA; and (ii) deductions for income and gain items corresponding to extraordinary or unusual charges and other non-cash charges (other than the accrual of revenue in the ordinary course). Notwithstanding the foregoing, any addbacks and adjustments pursuant to clauses (i)(B)(I), (i)(C), (i)(D)(II) and (i)(K) above shall not exceed an aggregate amount equal to 30% of Consolidated EBITDA in any period (calculated after giving effect to any such addbacks and adjustments).

Incremental Equivalent Debt	Subject to the absence of an event of default (subject to the Limited Condition Transaction provisions), incur term indebtedness of any Credit Party (such indebtedness, “Incremental Equivalent Debt”) in an amount equal to (i) the greater of $65.7 million and 100% of Consolidated EBITDA less the principal amount of indebtedness then utilized under the Fixed Incremental Amount, plus (ii) any amounts that could be incurred under clause (c) of the heading “Incremental Facilities”, plus (iii) an unlimited amount at any time so long as (x) if such Incremental Equivalent Debt is secured on a “first lien” basis, the Consolidated First Lien Net Leverage Ratio satisfies the First Lien Ratio Test, (y) if such Incremental Equivalent Debt is secured on a junior lien basis, the Consolidated Secured Net Leverage Ratio satisfies the Junior Lien Ratio Test and (z) if such Incremental Equivalent Debt is unsecured or secured by assets that do not constitute Collateral, the Consolidated Total Net Leverage Ratio satisfies the Unsecured Ratio Test, in each case, as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been (or are required to be) delivered to the Administrative Agent; provided, that, such Incremental Equivalent Debt shall (A) except in the case of a customary bridge facility, (i) if secured on a pari passu basis, have a maturity no earlier than the latest date of maturity of the Credit Facilities, with no greater amortization or mandatory prepayments, and no shorter weighted average life to maturity than the Term Loan Facility or (ii) if secured on a junior basis or if unsecured, have a maturity at least ninety-one (91) days after the latest date of maturity of the Term Loan Facility and shall have a weighted average life to maturity no shorter than the weighted average life to maturity of the Initial Term Loan Facility, (B) except as otherwise specifically addressed herein, all terms shall be determined by the Borrower and shall either, at the option of the Borrower, (x) be consistent with the terms of the corresponding class under the Credit Facilities unless, in the case of this clause (x), (1) the Lenders under the corresponding class under the Credit Facilities also receive the benefit of such more restrictive terms or (2) any such provisions apply only after the maturity date of the Credit Facilities, or (y) not be materially more restrictive to the Borrower and its subsidiaries, when taken as a whole, than the terms of the applicable class under the Credit Facilities, (C) except as otherwise permitted, not be secured by any assets of the Credit Parties other than the Collateral and the holders or lenders (or agent thereof) of such indebtedness shall become parties to a customary intercreditor agreement consistent with an agreed form and similar financings, (D) except as otherwise permitted, not be guaranteed by any subsidiary other than the Guarantors, and (E) only Incremental Equivalent Debt that is pari passu with the Term Loans in security and right of payment, shall be subject to the MFN Adjustment; provided, that, the aggregate principal amount of all indebtedness incurred or guaranteed after the Closing Date by restricted subsidiaries that are not Credit Parties shall not exceed the Non-Guarantor Debt Cap (as defined below).

Purpose	The proceeds of (i) the Term Loan Facility shall be used on the Closing Date to finance in part the Transactions and pay Transaction Costs, (ii) the Letters of Credit and proceeds of borrowings under the Revolving Credit Facility shall be used after (but not on, except as set forth above under “Revolving Credit Facility - Availability”) the Closing Date to provide ongoing working capital, capital expenditures and for other general corporate purposes of the Borrower and its subsidiaries (including (1) Permitted Acquisitions, investments, restricted payments and prepayments or redemptions of any subordinated or junior lien debt, capital expenditures and any other transaction, in each case, not prohibited by the Credit Documentation, (2) to pay fees, costs and expenses in connection with the Closing Date and OID or upfront fees payable in respect of the Credit Facilities, including in connection with the Fee Letter, and (3) to replace, backstop or cash collateralize any existing letters of credit or surety bonds in connection with the Transactions), and (iii) any Incremental Facility shall be used for the purposes agreed by the Borrower and the lenders providing such Incremental Facility. The Revolving Credit Facility may also be used on or after the Closing Date to fund original issue discount and upfront fees required pursuant to the provisions of the Fee Letter.

III. SECURITY
Collateral

Subject to the Limited Conditionality Provision and consistent with the Documentation Principles and the following paragraphs, and, in the case of non-U.S. Credit Parties, subject to the Agreed Security Principles, the obligations of Borrower and the Guarantors in respect of the Credit Facilities, the Secured Hedging Arrangements and the Secured Cash Management Obligations will be secured by a perfected first-priority lien (subject to permitted liens and other exceptions consistent with the Documentation Principles) (collectively referred to as the “Collateral”):

(i)      all of the present and future property and assets, real and personal, tangible or intangible, of the Credit Parties, and including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, fixtures, cash, deposit accounts and securities accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, documents, and instruments, wherever located, now or hereafter owned (subject to exceptions to be agreed to by the Administrative Agent and the Borrower and set forth in the Credit Documentation and consistent with the Documentation Principles);

(ii)      all present and future shares of equity interests of (or other ownership or profit interests in) the Company and each of its present and future directly held domestic subsidiaries and certain of the Borrower’s wholly-owned restricted subsidiaries (which shall exclude wholly-owned restricted subsidiaries organized in jurisdictions which create adverse tax, accounting or regulatory issues (other than de minimis) or are otherwise commercially unreasonable or burdensome to pursue); and

(iii)     all proceeds and products of the real and personal property and assets described in clauses (i) and (ii) above.

Notwithstanding anything to the contrary, the Collateral shall exclude the following (unless elected to be included as Collateral by the Borrower): (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests prohibited or restricted by applicable law, rule or regulation or prohibited by agreements in effect on the Closing Date or on the date the applicable Credit Party or property are acquired and not created in contemplation of this requirement, containing anti-assignment clauses applicable to such Credit Party or property, or subject to a requirement to obtain the consent of any governmental authority or other third party (it being understood that there shall be no requirement to try to obtain any such consent), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition; (iii) equity interests issued by, or assets of, unrestricted subsidiaries, immaterial subsidiaries, broker-dealer subsidiaries, receivables subsidiaries, not-for-profit subsidiaries, special purpose entities and captive insurance subsidiaries; (iv) equity interests in any person (other than wholly- owned subsidiaries including in respect of partnerships and joint ventures); (v) any assets subject to a lease or purchase money security interest or similar arrangement permitted by the Credit Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, or agreement or purchase money arrangement or require the consent of any person as a condition or create a right of termination in favor of any other party thereto (other than a Credit Party); (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti- assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (vii) “intent-to-use” trademark applications filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.);

(viii) margin stock; (ix) any payroll accounts, employee wage and benefit accounts, withholding tax accounts, escrow accounts, or fiduciary or trust accounts, in each case, that contain solely funds used for such purposes, or accounts with aggregate amounts under a dollar threshold to be agreed;

(x) any owned real property with a fair market value not in excess of the greater of $6.6 million and 10% of Consolidated EBITDA (“Material Owned Real Property”) and any leasehold interest in real property (it being understood and agreed that there shall not be any requirement to obtain landlord waivers, estoppels or collateral access letters from any Person) and any fixtures affixed to any real property to the extent that (A) such real property does not constitute Collateral and (B) perfection of the security interest in such fixtures may not be obtained by a UCC filing; (xi) any rights or interest in any contract, lease, permit, or license agreement of any Credit Party to which any Credit Party is a party with a non-affiliate that is not entered into in contemplation of the requirements under this definition if and for so long as the grant of the security interest hereunder shall, pursuant to the terms of such contract, lease, permit, or license agreement, constitute or result in a breach or termination pursuant to the terms of, or a default under, any such contract, lease, permit, or license agreement (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction)); (xii) letter of credit rights (other than supporting obligations and other than to the extent perfected by filing of a UCC financing statement) with a value below a threshold to be mutually agreed; (xiii) commercial tort claims below the greater of $6.6 million and 10% of Consolidated EBITDA; (xiv) a security interest that could reasonably be expected to result in adverse tax or regulatory consequences (other than de minimis consequences), as reasonably determined by the Borrower; and (xv) other exceptions to be mutually agreed upon; provided, however, for the avoidance of doubt, the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect the Administrative Agent’s liens upon, any rights or interests of any Credit Party in or to any monies due or to become due under or in connection with any of the foregoing assets, or any proceeds from the sale, license, lease, or other dispositions of any of the foregoing assets. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree that either the cost or the tax or regulatory consequence (other than de minimis) to any Credit Party (or any of its equity-holders) of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

Furthermore, notwithstanding anything to the contrary, unless otherwise approved by the Borrower, (i) the scope and terms of non-U.S. Collateral shall be as set out in (and/or the forms specified in) the Agreed Security Principles, (ii) the provision of any insurance endorsement shall be required to be provided after the Closing Date within a time period to be agreed upon between the Administrative Agent and the Borrower, (iii) all intercompany loans and advances made by Credit Parties to the Borrower or any of its restricted subsidiaries shall be evidenced by a master intercompany note in which the Administrative Agent has a first priority lien (as permitted by law), in respect of any Credit Party’s right thereunder, perfected by control, and (iv) the rights of each Credit Party under all intercompany licensing agreements and management services agreements under which payments are made to the Credit Parties shall be included as Collateral in which the Administrative Agent has a first priority perfected lien (as permitted by law).

Notwithstanding anything herein to the contrary, subject to customary further assurance provisions, except as otherwise approved by the Borrower, the Borrower and the Guarantors shall not be required (i) to perfect the above-described pledges and security interests by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property, (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of material intercompany notes, security certificates of issuers owned by the Borrower or Guarantors and material instruments issued to the Borrower or Guarantors, together with customary endorsements or transfer powers, and (D) customary filings and corresponding actions in the jurisdiction of organization of any Credit Party organized outside of the United States, in each case, subject to the Agreed Security Principles, (ii) to provide any notice to or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof), (iii) to enter into any source code escrow arrangement (or be obligated to register intellectual property), (iv) to maintain account control agreements with respect to deposit and securities accounts, or (v) to obtain mortgages other than in respect of Material Owned Real Property, landlord or bailee waivers, collateral access agreements, estoppel letters or any similar agreement.

Subject, in all respects, to the Limited Conditionality Provision and the Documentation Principles, all documentation evidencing the required security shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and shall create security interests that are (except to the extent of any other liens permitted under the Credit Facilities) first in priority in the property purported to be secured thereby, with such exceptions as are reasonably acceptable to the Administrative Agent.

The Credit Documentation shall contain customary “Chewy” protections.

IV. CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates	As set forth on Annex B-1.
Optional Prepayments and Commitment Reductions

The Borrower may prepay amounts outstanding under the Credit Facilities in whole or in part from time to time without premium or penalty except as provided in the next succeeding paragraph. Each such voluntary prepayment of the Term Loan Facility shall be applied to the principal installments thereof as the Borrower shall direct.

The aggregate principal amount of any optional prepayment or mandatory prepayment under clause (ii) of this Section entitled “Mandatory Prepayments and Commitment Reductions”, in each case, whether before or after the occurrence of an event of default, an acceleration of the Loans or the commencement of any bankruptcy or insolvency proceedings, that is made prior to the date that is (i) one (1) year after the Closing Date or (ii) on or after the one (1) year anniversary of the Closing Date and prior to the two (2) year anniversary of the Closing Date, will be subject to a 2.00% or 1.00%, respectively, prepayment premium; provided, that notwithstanding the foregoing, in no event shall there be any prepayment fee for any prepayment or repayment or amendment (or assignment) effected in connection with a transaction that would, if consummated, constitute a Transformative Event (as defined below) so long as (i) the Lenders have been offered the opportunity to participate in any new financing arrangement put into place in connection with such Transformative Event (if any) at least ten (10) Business Days prior to the consummation of such new financing arrangement in connection with such Transformative Event (for the avoidance of doubt, such requirement shall be deemed immediately and automatically satisfied with respect to each Lender if such Lender declines to participate or does not respond within five (5) Business Days of written notice of such offer), (ii) the initial “all-in yield” (as defined herein) on the new financing offered to the Lenders in connection with such Transformative Event is within 125 basis points of the “all-in yield” on the initial Term Loan Facility, and (iii) the new financing offered to the Lenders in connection with such Transformative Event is not covenant lite.

A “change of control” shall occur if (i) at any time prior to an Qualified IPO, a majority ownership and control of voting interests in Holdings is not held by Permitted Holders, (ii) Holdings shall cease to own, directly or indirectly, 100.0% of the capital stock of the Borrower and (iii) after the occurrence of a Qualified IPO, another person or group (other than the Permitted Holders and any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator) acquires more than the greater of (x) 35% of the outstanding voting common stock of Holdings or such other applicable parent entity, as applicable, and (y) the percentage of then outstanding voting common stock of Holdings or such other applicable parent entity, as applicable, held, directly or indirectly, by the Permitted Holders.

“Permitted Holders” means (a) the Sponsor, the other Investors and members of management or estate planning vehicles controlled by, or formed solely for the benefit of, the Investors on the Closing Date, (b) any person or entity with which the parties in clause (a) form a “group” (within the meaning of the federal securities laws) so long as, in the case of this clause (b), the Sponsor and the Investors on the Closing Date beneficially own more than 50% of the relevant voting stock beneficially owned by such group, and (c) any person acting in the capacity of an underwriter (solely to the extent that and for so long as such person is acting in such capacity) in connection with a public or private offering of capital stock of any parent entity of the Borrower or the Borrower.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings (whether through an initial primary public offering, a direct listing or a merger with and into a special purpose acquisition company or other person that has consummated (or will consummate) an initial primary public offering) of its common equity interests (x) pursuant to an effective registration statement filed with the SEC or (y) in a commonly underwritten offering (or series of relating offerings of securities by the public pursuant to a final prospectus in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Transformative Event” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition that is either (a) not permitted by the terms of the Senior Credit Documentation immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Senior Credit Documentation immediately prior to the consummation of such transaction, would not provide Holdings and its restricted subsidiaries with adequate flexibility under the Senior Credit Documentation for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

Any prepayments set forth above shall be subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Term SOFR Rate Loans.

At any time and from time to time the unused portion of any commitment under the Revolving Credit Facility in excess of the Revolving Loans and Letter of Credit obligations may be irrevocably canceled by the Borrower in whole or in part without fees or penalties.

Mandatory Prepayments and Commitment Reductions

Mandatory prepayments of the Term Loan shall only be required from:

(i)      100% of the net cash proceeds of all non-ordinary course asset sales, insurance, and condemnation recoveries by the Borrower or any of its restricted subsidiaries that are in excess of the greater of $9.9 million and 15% of Consolidated EBITDA in the aggregate per annum (with only the amount in excess of such per annum threshold subject to repayment), and, so long as no payment or bankruptcy event of default is continuing, subject to the right of the Borrower to reinvest 100% of such proceeds in its discretion in assets used or useful in the business of the Group Member, capital expenditures, and permitted acquisitions and other permitted investments (other than cash and cash equivalents), if such proceeds are reinvested (or committed to be reinvested) within 12 months following (or within 90 days prior to) receipt thereof and, if so committed to be reinvested, so long as such reinvestment is actually completed within 18 months following receipt thereof, and other exceptions to be set forth in the Credit Documentation; provided, that the Borrower and its restricted subsidiaries may temporarily reduce the Revolving Credit Facility pending any such payment or reinvestment;

(ii)     100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its restricted subsidiaries (other than debt otherwise permitted by the Credit Facilities except for refinancing debt); and

(iii)    50% of Excess Cash Flow (to be defined in the Credit Documentation consistent with the Documentation Principles, and in any event to include, without limitation or duplication, deductions for regularly scheduled debt repayments made during such period and other cash amounts used during such period (or, at the Borrower’s option, committed to be used within the next four quarters), capital expenditures, Permitted Acquisitions, other permitted investments (including permitted investments in joint ventures), and permitted restricted payments (including Permitted Tax Distributions (as defined below)), in each case, except to the extent financed with long-term indebtedness of any Group Member (other than revolving debt or intercompany debt)), solely to the extent Excess Cash Flow is in excess of the greater of $6.6 million and 10% of Consolidated EBITDA (with only the amount in excess of such threshold subject to repayment), beginning with Excess Cash Flow for the fiscal year ending December 31, 2023 and each fiscal year ended thereafter (each an “Excess Cash Flow Period”), of the Borrower and its restricted subsidiaries (with payments due within ten (10) business days after the related audit is delivered or required to be delivered with respect to such fiscal year); provided that any voluntary prepayments (including pursuant to buybacks and open market purchases in the amount of the actual cash payments thereof) of (x) any Loans, loans under any Incremental Facility, and any indebtedness secured on a pari passu basis with the Term Facility, and (y) Revolving Loans made to account for any additional OID or upfront fees that are implemented pursuant to the Fee Letter (with the Consolidated First Lien Net Leverage Ratio recalculated to give pro forma effect to any such paydowns or inclusion made during such time period described above), and, at the option of the Borrower, any such prepayments shall be applied to any subsequent fiscal year to the extent the amount of such prepayments exceeds the amount of prepayments required to be made from excess cash flow for such year; provided, further, that the forgoing percentage shall be reduced to 25% for any fiscal year when the Consolidated First Lien Net Leverage Ratio giving effect to such payment and, at the Borrower’s election, any payment after the fiscal year end but before such payment is less than or equal to 3.30 to 1.00 and to 0% for any fiscal year when the Consolidated First Lien Net Leverage Ratio immediately prior to such payment and, at the Borrower’s election, any payment after the fiscal year end but before such payment is less than or equal to 2.80 to 1.00 (any excess cash flow not required to prepay the Term Loan Facility as a result of the application of such percentage, the “Retained ECF Proceeds”).

All mandatory prepayments of the Term Loan Facility shall be applied, first, to accrued interest and fees due on the amount of the prepayment under the Term Loan Facility and, second, to the principal installments thereof as the Borrower shall direct (or, in the case of no direction, in direct order of maturity); provided, that in the case of any mandatory prepayment described in clauses (i) or (iii) of the immediately preceding paragraph, at the Borrower’s option, outstanding permitted indebtedness that is secured by the Collateral on a pari passu basis may be repaid on a pro rata basis.

All mandatory prepayments are subject to (i) permissibility under local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on up-streaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material constituent document restrictions (including as a result of minority ownership by third parties) and other material agreements (so long as any prohibition is not created in contemplation of such prepayment). Further, there will be no requirement to make any prepayment whereby the Borrower in good faith determines that any of the Borrower, its subsidiaries or direct or indirect equity owners could reasonably be expected to suffer adverse tax, regulatory or cost consequences (other than de minimis) as a result of repatriating or upstreaming cash to make such prepayments (including the imposition of withholding taxes) or could give rise to risk of liability (other than de minimis) for the directors of such subsidiaries. Notwithstanding the foregoing, the Borrower and its restricted subsidiaries shall take commercially reasonable actions to permit the repatriation or upstreaming of the amounts subject to such mandatory prepayments for one (1) year without violating local law or incurring adverse tax, regulatory or cost consequences (other than de minimis). The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute an event of default, and such amounts shall be available for working capital and general corporate purposes of the Credit Parties and their subsidiaries as long as not required to be prepaid in accordance with the following provisions; provided, that such amounts shall not constitute Retained ECF Proceeds for purposes of building the Available Amount Basket.

Any prepayments actually made shall be net of any costs and expenses or taxes incurred or payable (including estimated taxes and any Permitted Tax Distributions) by the Credit Parties or any of their subsidiaries, affiliates or direct or indirect equity owners as a result of the prepayment and the related repatriation or upstreaming of cash, and the Credit Parties and their restricted subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its affiliates or a direct payment in an amount sufficient to cover such tax liability, costs or expenses.

Voluntary or mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender may elect not to accept any mandatory prepayment (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender (such amounts, “Declined Proceeds”), subject to any mandatory offer to repurchase or prepayment provisions of any other debt, may be retained by the Borrower and its restricted subsidiaries and shall increase the Available Amount Basket.

V. DOCUMENTATION MATTERS
Documentation Principles	The definitive documentation for the Credit Facilities (the “Credit Documentation”) shall (i) be consistent with the terms set forth in this Term Sheet and the Fee Letter, (ii) give due regard to the operational and strategic requirements of Holdings, the Borrower and their respective subsidiaries in light of their consolidated capital structure, size, industries, businesses and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower and its subsidiaries) and proposed business plan and operations, in each case, after giving effect to the Transaction, (iii) contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative, negative and financial performance covenants and events of default (which shall be limited to the Borrower and/or Holdings in certain limited instances) expressly set forth herein with materiality thresholds, qualifications, exceptions, baskets (with “grower” baskets) and grace and cure periods set forth herein or as may be mutually agreed and consistent with this Term Sheet and, subject to adjustment for relative capital structure, size, industries, businesses and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower and its subsidiaries) as set forth above, the Documentation Principles, (iv) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date contemplated by the Merger Agreement, (v) reflect changes in law or accounting standards and requirements of local law or to cure mistakes or defects, (vi) reflect the administrative and agency provisions customary for the Administrative Agent in transactions with similarly situated Borrowers, including those with regard to foreign collateral, foreign guarantors and foreign currencies, (vii) give due regard to the Sponsor model delivered to the Lead Arrangers prior to the date hereof (together with any updates reasonably acceptable to the Lead Arrangers) (the “Sponsor Model”), (viii) include provisions that provide that, in the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or “baskets” pursuant to any covenant, the Credit Documentation shall permit such action or transaction (or portion thereof) to be divided and classified, and later (on one more occasions) be redivided and/or reclassified under one or more of such exceptions, thresholds or “baskets” within such covenant as the Borrower may elect from time to time, including reclassifying any utilization of fixed (subject to grower components) exceptions, thresholds or baskets (“fixed baskets”) as incurred under any available incurrence-based exception, threshold or basket (“incurrence-based baskets”), and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied subsequently, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower, and (x) be substantially based upon that certain Credit Agreement identified as “Surf” and provided to the Lead Arrangers prior to the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Precedent Credit Agreement”). The Credit Documentation shall not be subject to any conditions to the availability or initial funding of the Credit Facilities on the Closing Date other than the Exclusive Financing Conditions. The provisions of this paragraph are herein referred to as the “Documentation Principles”. The initial drafts of the Credit Documentation shall be drafted by counsel to the Sponsor.

Conditions Precedent to Closing	Conditions precedent to the initial borrowings and other extensions of credit on the Closing Date shall be limited to the Exclusive Financing Conditions. For the avoidance of doubt, it is agreed that the Exclusive Financing Conditions are subject, in all respects, to the Limited Conditionality Provision and the Documentation Principles.
Conditions to All Borrowings after the Closing Date	The Credit Documentation shall contain conditions precedent to all borrowings (other than Incremental Facilities) after the Closing Date limited to requirements relating to prior written notice of borrowing, the accuracy of representations and warranties in all material respects (or, if qualified by materiality or material adverse effect, in all respects) and the absence of any default or event of default; provided, that, if such extension is in connection with a Limited Condition Transaction, such conditions will be subject to the Limited Condition Transaction provisions.
Representations and Warranties

Subject to the Limited Conditionality Provision and consistent with Documentation Principles, the representations and warranties included in the Credit Documentation will be limited to the following (to be applicable to Holdings (with respect to certain customary representations and warranties), the Borrower and its restricted subsidiaries): accuracy of historical financial statements and disclosures; no Material Adverse Effect (after the Closing Date); corporate existence; compliance with laws; corporate power and authority; good standing and qualification; consent of government authorities; execution, delivery and enforceability of Credit Documentation; no conflict with law or organizational documents; no litigation (subject to Material Adverse Effect); no event of default; ownership of property; insurance; taxes (subject to Material Adverse Effect); Federal Reserve regulations; ERISA and comparable foreign laws and regulations (subject to Material Adverse Effect); Investment Company Act; the use of proceeds violating OFAC, FCPA, anti-money laundering, the PATRIOT Act, anti-fraud and anti-corruption and anti-terrorist financing and sanction regulations, subject to appropriate knowledge and materiality qualifiers; subsidiaries; solvency as of the Closing Date; environmental matters; labor matters (subject to Material Adverse Effect); and creation, perfection and priority of security interests (subject to the Limited Conditionality Provision and, with respect to priority, security interests and liens permitted under the Credit Documentation). The representations and warranties shall be applicable to Holdings (with respect to certain customary representations and warranties), the Borrower and its restricted subsidiaries and subject to baskets, materiality thresholds (including, for the avoidance of doubt, certain of such reps and warranties to be subject to a no Material Adverse Effect qualifiers), carve outs and exceptions, in each case, consistent with the Documentation Principles.

“Material Adverse Effect” means (i) on the Closing Date, a “Material Adverse Effect” (as defined in the Merger Agreement) or (ii) after the Closing Date, a material and adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, (b) the ability of the Borrower and Guarantors to perform their material payment obligations under the Credit Documentation or (c) material rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the Credit Documentation.

Limited Condition Transaction

For purposes of (i) determining compliance with any provision of the Credit Documentation that requires the calculation of the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, or any other leverage ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets (including Incremental Facilities) set forth in the Credit Documentation (including baskets measured as a percentage of Consolidated EBITDA or consolidated total assets), in each case, in connection with (x) an acquisition by the Borrower and its restricted subsidiaries of (or investment in) any assets, business or person permitted to be acquired by the Credit Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing or (y) the making of any junior debt prepayments for which the Borrower or any of its restricted subsidiaries has delivered an irrevocable notice of repayment (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination shall be deemed to be (i) in the case of any acquisition or similar investment, at the time of (or on the basis of the financial statements delivered for the most recently ended applicable fiscal period at the time of), the date the definitive agreements (or binding commitments) for such Limited Condition Transaction are entered into and (ii) in the case of any payment, repurchase or redemption on junior debt, at the time of delivery of irrevocable notice (which may be conditional) with respect to such payment, repurchase or redemption on junior debt (the applicable date pursuant to clause (i) or (ii), as applicable, the “LCT Test Date” (provided that to the extent new financial statements are thereafter delivered to the Administrative Agent, the Borrower may elect to re-determine the LCT Test Date on any subsequent date by notice to the Administrative Agent on the basis of such new financial statements)), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending on or prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such financial ratio or basket, such financial ratio or basket shall be deemed to have been complied with.

If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or basket availability with respect to restricted payments, junior debt payments or other specified transaction on or following such date of the execution of the definitive agreement and prior to the earlier of the date on which such acquisition is consummated or such definitive agreement is terminated or expires without consummation of such Limited Condition Transaction, any such financial ratio or basket shall be calculated (and tested) on a pro forma basis assuming that such Limited Condition Transaction and the other transactions to be entered into in connection therewith have been consummated; provided that, with respect to any subsequent transaction constituting a restricted payment or junior debt prepayment, such financial ratio or basket shall be calculated both with and without giving pro forma effect to any Limited Condition Transaction.

The provisions under this Section entitled “Limited Condition Transaction” are referred to herein as the “Limited Conditionality Provision”.

Affirmative Covenants	Limited to the following (to be applicable to Holdings (with respect to certain customary covenants), the Borrower and its restricted subsidiaries): (i) delivery of notices of events of default, material litigation, material defaults under intercompany licensing agreements and management services agreements, and other material events consistent with the Documentation Principles; (ii) compliance with laws; (iii) payment of material taxes; (iv) preservation of property (subject to ordinary course wear and tear, casualty and condemnation) and existence; (v) maintenance of books and records and inspection rights (subject to customary frequency and reimbursement limitations); (vi) use of proceeds; (vii) maintenance of adequate insurance; (viii) delivery of other information reasonably requested by the Administrative Agent or the Lead Lender Representative (subject to confidentiality obligations, attorney-client privilege, attorney work product and other customary exceptions); (ix) [reserved]; (x) changes in fiscal year (with notice to the Administrative Agent); (xi) changes in line of business; (xii) designation and re-designation of restricted and unrestricted subsidiaries; (xiii) limitation on transactions with affiliates above an agreed upon threshold (which shall include a grower basket) (with exceptions to include, without limitation, (a) the payment of management, monitoring, oversight and similar fees, expenses and indemnities to the Sponsor under the management agreement (with no restrictions on the payment of such management, monitoring, oversight and similar fees absent a payment or bankruptcy event of default and no restrictions on the payment of such expenses and indemnities); provided that consent of the Administrative Agent and the Lead Lender Representative shall be required in any increase to percentage of management fees payable thereunder, (b) financial advisory, refinancing, subsequent transaction and termination fees to the Sponsor under the management agreement (subject to payment and bankruptcy event of default blockers), (c) restricted payments and certain investments to be agreed to the extent permitted by the Credit Documentation, (d) affiliate transactions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction (each such term to be defined in the Senior Credit Documentation), and (e) fees payable in connection with the Transactions); (xiv) annual lender calls upon request; (xv) intercompany licensing agreements and management services agreements (subject to materiality and ordinary course exceptions to be mutually agreed); and (xvi) further assurances (including, without limitation, the delivery of guaranties, stock pledge agreements and security agreements for subsidiaries (limited, in the case of foreign subsidiaries, in the manner set forth in the “Guarantors” and “Security” sections hereof) acquired or created after the Closing Date). The affirmative covenants shall be subject to baskets, materiality thresholds, carve outs and exceptions, in each case consistent with the Documentation Principles.

Negative Covenants

Limited to the following (to be applicable to Holdings (with respect to the passive holding company covenant), the Borrower and its restricted subsidiaries): (i) limitation on liens; (ii) limitation on mergers, consolidations and other fundamental changes; (iii) limitation on dispositions of assets; (iv) limitation on incurrence of debt; (v) limitation on restricted payments (including dividends and stock redemptions) and the voluntary redemption and/or material prepayment of payment or lien subordinated, junior lien and unsecured debt (“Junior Debt”) (it being agreed that restricted payments shall be permitted for Permitted Tax Distributions (as defined below) and taxes for franchise and other non-income taxes necessary to maintain corporate existence); (vi) limitation on investments and acquisitions; (vii) limitation on restrictive agreements; (viii) prohibition on amendments to organizational documents (ix) prohibition on amendments to the intercompany licensing agreements and management services agreements that would be materially adverse to the Lenders (as determined by the Borrower in good faith); and (x) limitation on asset and activities of Holdings. The negative covenants shall be subject to baskets (it being understood that each dollar basket shall include a grower component), materiality thresholds, carve outs and exceptions (including, without limitation, those listed on Annex B-3), in each consistent with the Documentation Principles.

“Permitted Tax Distributions” means if Borrower or any of its Subsidiaries files a consolidated, combined, affiliated, aggregated, unitary or similar type income tax return with Holdings or any direct or indirect owner thereof (including if Borrower or any Subsidiary thereof is treated as a disregarded entity for U.S. federal income tax purposes of a member of any group that files any such tax return)then Borrower may make payments to Holdings (or another direct or indirect owner thereof) to permit Holdings (or such owner) to pay income or similar taxes (including to permit Holdings (or such direct or indirect owner) to make distributions to allow its owners (indirect or direct) to pay income or similar taxes); provided, that, the aggregate amount of such distributions shall not be greater than the amount of such taxes that would have been due and payable by Borrower and/or those Subsidiaries of Borrower that are members, or disregarded entities of members, of the applicable tax group with Holdings (or another direct or indirect owner) (as determined by Borrower in its good faith discretion), had Borrower and/or such Subsidiaries filed a consolidated, combined, affiliated, aggregated, unitary or similar type return for such year with Borrower as the parent corporation.

An available amount basket (the “Available Amount Basket”) in an amount equal to the sum of (i) the greater of $19.8 million and 30% of Consolidated EBITDA plus (ii) an amount that will be built by, among other things and without duplication, (a) at the election of the Borrower prior to the Closing Date, either (x) 50% of Consolidated Net Income (beginning since the Closing Date), or (y) 100% of Retained ECF Proceeds (beginning with the Excess Cash Flow Period ending December 31, 2023 and each Excess Cash Flow Period ended thereafter) (which amount under this clause (ii)(a) shall not be less than zero) (provided that the Borrower shall make such election prior to the Closing Date), plus (b) the proceeds of new qualified equity issuances and capital contributions after the Closing Date, in each case, to the extent not otherwise applied (but excluding Specified Equity Contributions and equity for Contribution Indebtedness), plus (c) without duplication, the net cash proceeds of sales of investments made after the Closing Date using the Available Amount Basket in an amount not to exceed the original amount of the investment, plus (d) without duplication, cash returns, profits, distributions and similar amounts received on investments using the Available Amount Basket in an amount not to exceed the original amount of the investment, plus (e) debt and disqualified stock which have been exchanged or converted into qualified equity of Holdings (or any direct or indirect parent thereof) after the Closing Date, plus (f) the investments of the Borrower and its restricted subsidiaries (in an amount not to exceed the original investment) in any unrestricted subsidiary that has been re- designated as a restricted subsidiary or that has been merged or consolidated into the Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to the Borrower or any of its restricted subsidiaries, plus (g) the amount of Declined Proceeds and any net proceeds of asset sales and/or casualty events below the specified de minimis threshold for mandatory prepayment, plus (h) cash proceeds (or the fair market value of non-cash proceeds) of the sale of equity interests of an unrestricted subsidiary or any dividend or other distribution by an unrestricted subsidiary, in each case, received by the Borrower or any restricted subsidiary to the extent such subsidiary was originally designated as an unrestricted subsidiary using the Available Amount Basket in an aggregate amount not to exceed the original amount of the deemed investment, plus (i) other customary builders to be set forth in the Credit Documentation; provided, that such Available Amount Basket shall be reduced by the aggregate amount used in connection with any of the foregoing clauses after the Closing Date and prior to such time. The Available Amount Basket may be used for investments, restricted payments (including Permitted Tax Distributions) and the prepayment or redemption of Junior Debt; provided, that, no payment or bankruptcy event of default (or in the case of restricted payments and the prepayment or redemption of Junior Debt, no event of default) under the Credit Documentation shall exist or result therefrom; provided, further, that in the case of use of amounts in the foregoing clause (ii)(a) of the Available Amount Basket (x) for investments, on a pro forma basis after giving effect to any such usage, the Consolidated Total Net Leverage Ratio shall not be greater than 3.80 to 1.00 and (y) for restricted payments or the prepayment or redemption of Junior Debt, on a pro forma basis after giving effect to any such usage, the Consolidated Total Net Leverage Ratio shall not be greater than 3.30 to 1.00; provided, further, that in the case of usage of the Available Amount Basket to consummate a Limited Condition Transaction, such condition shall be subject to the Limited Condition Transaction provisions. In the case of usage of the Available Amount Basket for any investment, the Non-Guarantor Investment Cap shall apply.

As used herein, the term “Permitted Reorganizations” shall mean (i) reorganizations and other activities related to tax planning and other reorganizations and (ii) transactions taken in connection with and reasonably related to consummating a Qualified IPO, in each case, whether or not consummated, in each case, to the extent the Administrative Agent’s security interests in the Collateral are not materially impaired (as reasonably determined in good faith by the Borrower).

Financial Reporting

The Credit Documentation shall require the Borrower to provide annual (commencing with the fiscal year ending December 31, 2023, with comparisons commencing the fiscal year ending December 31, 2024) within 120 days after each fiscal year end (or 150 days for the fiscal year ending December 31, 2023 (provided, only required to deliver stub audit from Closing Date to end of fiscal year)) and quarterly (commencing with the first full fiscal quarter ending after the Closing Date) of each fiscal year (provided that the fourth fiscal quarter of each fiscal year is for informational purposes only) (within 60 days for the first three quarterly financial statements and 45 days thereafter and comparisons commencing with the fifth full fiscal quarter ending after the Closing Date) financial statements, customary management discussion and analysis on a quarterly basis, compliance certificates, prior to a Qualified IPO, an annual budget (to be delivered within 90 days after each fiscal year end), any pre-prepared ESG reporting (as applicable), and other information (other than information subject to attorney/client privilege or third party confidentiality obligations or applicable law) (accompanied, in the case of annual financial statements, by an audit opinion from an independent registered public accounting firm of recognized national standing or other accounting firm reasonably acceptable to the Administrative Agent and the Lead Lender Representative (such approval not to be unreasonably withheld, conditioned, denied or delayed) (including any “big-four” auditors) that (other than with respect to, or resulting from, (i) an upcoming maturity date of any Loans, (ii) any actual or prospective default under any financial covenant or (iii) the activities, operations, financial results, assets or liabilities of unrestricted subsidiaries) is not subject to qualification as to “going concern” or the scope of such audit).

Notwithstanding anything to the contrary, the Borrower agrees to deliver to the Lead Arrangers, when and to the extent available from the Company, the (i) quarterly financials prepared by the Company for the fiscal quarters ending December 31, 2022 and March, 31, 2023 and (ii) the annual audited financials for the fiscal year ending December 31, 2022; provided such financials shall be delivered to the Lead Arrangers solely for informational purposes only, and shall not be a condition precedent to closing of the Transactions, nor shall such financials be required to be delivered within any required timeframe or accompanied by any additional deliverables (such as a compliance certificate); provided, further, that publicly filing such financials shall constitute delivery for purposes of this sentence.

Financial Covenant

With respect to the Term Loan Facility and the Revolving Credit Facility: Limited to the following financial maintenance covenant (the “Financial Covenant”): a maximum Consolidated Total Net Leverage Ratio initially set at 5.50x, with two stepdowns to be agreed based on 35% cushion to Sponsor Model.

The Financial Covenant will be tested, with respect to the Borrower and its subsidiaries on a consolidated basis, quarterly on the last day of each fiscal quarter ending after the Closing Date for which financial statements have been (or are required to have been) delivered, commencing with the first full fiscal quarter to occur after the Closing Date.

Equity Cure:

For purposes of determining compliance with the Financial Covenant and the other provisions of the Credit Documentation affected by such compliance, any proceeds from equity issuances or cash equity contribution (which equity will be in the form of common equity or other equity reasonably acceptable to the Administrative Agent) made to Holdings by the Sponsor and/or the other Investors, and contributed by Holdings, directly or indirectly, to the common equity of the Borrower, after the end of the applicable fiscal quarter and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and each applicable subsequent period that includes such quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) in each four consecutive fiscal quarter period there will be no more than two fiscal quarters in which a Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the Credit Facilities, (c) the amount of any Specified Equity Contribution in any period will be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant for such period, (d) each Specified Equity Contribution shall increase Consolidated EBITDA solely for the purposes of computing quarter-end compliance with the Financial Covenant and shall not be included for the purpose of determining the availability or amount of any covenant baskets or carve-outs, pricing or for any other purpose, and (e) such Specified Equity Contribution shall not result in any reduction of indebtedness in the calculation of the Financial Covenant in the fiscal quarter in which the Specified Equity Contribution is made.

The Credit Documentation will provide that no default or event of default in respect of any Financial Covenant shall exist until the expiration of the Cure Period and that neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Revolving Loans or terminate the Revolving Credit Commitments, and none of the Administrative Agent, any Lender or any other secured party shall exercise any right to foreclose on or take possession of any Collateral or exercise any other remedy prior to the expiration of the Cure Period, in each case, solely on the basis of an event of default having occurred and being continuing with respect to the Financial Covenant for the applicable fiscal quarter; provided that no extension of credit or issuance or extension of a Letter of Credit shall be required to be made under the Revolving Credit Facility during such period.

Permitted Acquisition	So long as no event of default has occurred and is continuing (subject to the Limited Conditionality Provisions), the Borrower or any of its restricted subsidiaries may acquire a majority of the equity interests of or all or substantially all of the assets of an entity (or all or substantially all of the assets constituting a business unit, division, product line or line of business of an entity) (including any investment which serves to increase the Borrower’s or such restricted subsidiary’s respective interest therein) (a “Permitted Acquisition”); provided, that (i) the acquired entity and its subsidiaries will become restricted subsidiaries and, subject to the limitations set forth under “Guarantees” and “Security” above, the acquired entity and its subsidiaries will become Guarantors and pledge their assets as Collateral to the Administrative Agent within sixty (60) days (or such longer timeframe as may be reasonably agreed in writing by the Administrative Agent) after such acquisition (with carve-outs for dispositions of non-core assets acquired in connection with such Permitted Acquisition and sales required to obtain HSR approval), (ii) acquisitions of persons that do not become Guarantors and of assets that do not become Collateral following the Closing Date shall not exceed the greater of (x) $19.8 million and (y) 30% of Consolidated EBITDA, plus the Available Amount Basket (with any such use reducing capacity thereunder) (excluding acquisitions funded with equity proceeds of stock (other than disqualified stock) or capital contributions paid in respect of the equity interests of Holdings (or direct or indirect parent company thereof) and contributed as stock (other than disqualified stock) to the Borrower) not otherwise applied, (iii) the line of business of the acquired entity shall be similar, ancillary, corollary, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Borrower and its restricted subsidiaries (as determined by the Borrower in its reasonable discretion) (iv) the acquisition shall be non-hostile, and (v) with respect to acquisitions with a purchase price exceeding the greater of $9.9 million and 15% of Consolidated EBITDA, the Borrower shall deliver to the Administrative Agent, a quality of earnings report prepared by an independent registered public accounting firm of recognized national standing or other accounting firm reasonably acceptable to the Administrative Agent and the Lead Lender Representative (such approval not to be unreasonably withheld, conditioned, denied or delayed) (including any “big-four” accounting firm), and (vi) a customary due diligence package of readily available items (including other quality of earnings reports and other third party reports) that are reasonably requested by the Administrative Agent and the Lead Lender Representative.

Events of Default

Limited to the following (to be applicable to the Borrower, its restricted subsidiaries and Holdings in limited cases) (each, an “Event of Default”): (i) nonpayment of principal when due; (ii) nonpayment of (A) interest subject to a grace period of five (5) business days, or (B) fees or other amounts subject to a grace period of ten (10) business days; (iii) material inaccuracy of representations and warranties, subject to a thirty (30) day cure period in the case of breaches capable of being cured; (iv) violation of covenants, subject, in the case of affirmative covenants (other than with respect to notices of events of default, the existence of Holdings and the Borrower, and the use of proceeds), to a grace period of thirty (30) days after notice from the Administrative Agent; (v) cross default to other debt in excess of the greater of $16.5 million and 25% of Consolidated EBITDA; (vi) bankruptcy events with respect to the Credit Parties and other material restricted subsidiaries (with a customary grace period of sixty (60) days for involuntary events); (vii) certain ERISA events which have a Material Adverse Effect; (viii) one or more final and non-appealable judgments (or judgments not stayed and bonded pending appeal or covered by insurance or indemnity not denied after notice) in excess of the greater of $16.5 million and 25% of Consolidated EBITDA that has not been satisfied; (ix) actual or asserted invalidity of any guarantee or security document, any subordination provision the Intercreditor Agreement or any other intercreditor agreement or any material security interest; and (x) occurrence of a change of control. The events of default shall be subject to baskets (in each case, subject to “grower” baskets), materiality thresholds, carve outs and exceptions, in each case consistent with the Documentation Principles.

Further, notwithstanding any other provisions herein or in the Credit Documentation to the contrary, no dollar denominated basket shall be treated as having been breached if the relevant dollar-denominated basket would not have occurred but for any fluctuation in exchange rates nor shall any such fluctuations create additional capacity under any such basket.

VI. OTHER TERMS
Amend & Extend	The Credit Documentation shall provide the right (but not any obligation) for any individual Lender to agree to extend the maturity date and/or decrease scheduled amortization of its outstanding Term Loans and/or extend the commitment expiration date of its portion of the Revolving Credit Facility upon the request of the Borrower without the consent of the Administrative Agent or any other Lender on to be determined terms and conditions.
Yield Protection and Taxes	Usual for facilities and transactions of this type consistent with the Documentation Principles; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable senior credit facilities; provided, further, that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III after the date of the Credit Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable senior credit facilities) subject to customary exceptions (including with respect to FATCA) and mitigation requirements consistent with the Documentation Principles. The Credit Documentation shall contain customary provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.
Assignments and Participations

The Lenders shall be permitted to assign all or a portion of their loans and commitments under the Credit Facilities with the consent of the Administrative Agent and the consent, not to be unreasonably withheld, conditioned or delayed, of the Borrower (unless (i) a payment or bankruptcy event of default then exists or (ii) the assignment of Term Loans is to a Lender or an affiliate of a Lender or a related fund); provided, that (x) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) business days after having received notice thereof and (y) the consent of the Administrative Agent shall not be required for assignments permitted hereunder to any Sponsor, affiliates of the Sponsor or Holdings or its subsidiaries, in each case, to the extent that any such assignments are made in accordance with all other applicable terms hereof. Notwithstanding the foregoing, no assignment shall be made to a Disqualified Lender. Assignments may be non-pro rata and, other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Credit Facilities, must be in a minimum amount equal to $2,000,000 or such lower amount as may be agreed to by the Borrower and the Administrative Agent from time to time. Each Lender will also have the right, without the consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the Credit Documentation to any of its affiliates or approved funds. Assignments shall be permitted upon the payment to the Administrative Agent of a $3,500 assignment fee, unless waived; provided, that no such fee shall be required for any assignment by a Lender, its affiliates, managed accounts or approved funds.

The Lenders will be permitted to sell participations in loans and commitments without restriction (other than to a Disqualified Lender). Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees owing to such participant, (b) extensions of final scheduled maturity or scheduled times for payment of interest owing to such participant and (c) releases of Collateral or Guarantees requiring the approval of all Lenders.

The Credit Documentation shall contain customary “yank-a-bank” provisions for replacing Lenders and/or prepaying Lenders on a non-pro rata basis.

Notwithstanding anything herein or in the Credit Documentation to the contrary, the Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to, or the sharing of information with, Disqualified Lenders and shall have no liability with respect thereof.

Assignments to Sponsor Controlled Affiliated Lenders

The Sponsor and its affiliates, including Sponsor-affiliated debt funds, other than the Borrower, the Guarantors and their restricted subsidiaries, may purchase (including through non-pro rata loan buyback purchases and similar programs that are offered to all lenders within the applicable class) a portion of the Term Loans, subject, in the case of assignments to the Sponsor and its affiliates who are not Independent Debt Fund Affiliates (as hereinafter defined) (“Sponsor Controlled Affiliated Lenders”), to the following provisions:

(a)      The aggregate principal amount of the Term Loans and all other term loans that are secured on a pari passu basis with the Term Loans held by Sponsor Controlled Affiliated Lenders shall not exceed 25% of the total outstanding principal balance of the Term Loans and all other pari passu term loans at the time of purchase.

(b)      Sponsor Controlled Affiliated Lenders may purchase only Term Loans, not Revolving Loans (or commitments under the Revolving Credit Facility).

(c)      The voting rights of any such Sponsor Controlled Affiliated Lender shall be subject to certain customary limitations consistent with the Documentation Principles; provided, however, that any Independent Debt Fund Affiliate will not be subject to the foregoing restrictions set forth in clause (a) and this clause and will be entitled to vote as if it were a Lender.

(d)      Sponsor Controlled Affiliated Lenders may be excluded from Lender- only meetings (which may include Lender’s advisors and attorneys), calls and correspondence and will not receive information provided solely to Lenders (and their auditors, advisors and attorneys) by the Administrative Agent or any Lender (other than administrative matters).

(e)      it is understood and agreed that none of the Sponsor or its affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrower and their respective restricted subsidiaries or their respective securities and all parties to the relevant transactions may render customary “big boy” disclaimer letters.

(f)      customary provisions relating to the Sponsor Controlled Affiliate Lenders in the context of a bankruptcy or other insolvency proceeding.

The Credit Documentation will permit (but not require) Sponsor Controlled Affiliated Lenders to contribute any Term Loans acquired to Holdings or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for equity securities or subordinated debt securities of such parent entity or Holdings that are otherwise permitted to be issued by such entity or Holdings at such time.

“Independent Debt Fund Affiliates” means an affiliate of the Sponsor that is a bona fide debt fund that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of business with respect to which none of the Sponsor, any Group Member or any of their affiliates that is not such a bona fide debt fund makes investment decisions or otherwise has the power to cause the direction of such affiliates investment decision.

Independent Debt Fund Affiliates may purchase Term Loans (and not Revolving Loans or commitments under the Revolving Credit Facility); provided, that all Term Loans held by Independent Debt Fund Affiliates and Sponsor Controlled Affiliated Lenders, in the aggregate, may not account for more than 49.9% of amounts included in determining whether the applicable Lenders have consented to any action acquiring Required Lender consent or approval.

Buybacks	Non-pro rata distributions will be permitted with respect to the Term Loan Facility in connection with loan buy-back or similar programs and assignments to, and purchases by, Holdings, the Borrower and their restricted subsidiaries will be permitted without any consent, including through Dutch auctions so long as any such transaction is offered to all lenders within the applicable class on the same terms; provided, that (i) no event of default has occurred and is continuing, (ii) the Borrower shall cause any loans assigned to it to be cancelled, (iii) no such buyback shall be funded with Revolving Loans and (iv) neither the Borrower nor any of its affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrower and their restricted subsidiaries or their respective securities and all parties to the relevant transactions may render customary “big boy” disclaimer letters.
Voting

Except as set forth under “Amendments and Waivers” below, the Lenders holding more than 50% of total commitments or exposure under the Credit Facilities (herein, the “Required Lenders”) shall be required to approve any amendments, consents and/or waivers.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent to such Proposed Change of other Lenders whose consent is required is not obtained (but the consent of the Required Lenders or more than 50% (in principal amount) of the directly and adversely affected Lenders, as applicable, is obtained) (any such Lender whose consent is not obtained being referred to as a “Non- Consenting Lender”), then the Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (x) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the Credit Facilities Documentation with respect to the applicable class or classes of loans to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and/or (y) terminate the commitment of such Non-Consenting Lender and prepay such Lender on a non-pro rata basis; provided, that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the Credit Documentation with respect to such class or classes from the assignee or the Borrower.

Expenses and Indemnification	The Borrower shall: (i) if the Closing Date occurs, pay all reasonable and documented (in summary form) out-of-pocket costs and expenses of the Administrative Agent, the Lead Lender Representative and the Lead Arrangers (without duplication) in connection with the negotiation, preparation, execution, syndication, delivery and administration of the Credit Documentation and any amendment, waiver or consent relating thereto (but limited to one primary counsel to each of Lead Lender Representative and the Administrative Agent (which counsel to the Administrative Agent shall be Proskauer Rose LLP) and one local counsel to the Lead Arrangers in each relevant, material local jurisdiction (which may be a single local counsel in multiple jurisdictions as applicable), but no other advisor without the prior written consent of the Borrower); and (ii) pursuant to customary provisions, indemnify the Lead Arrangers, the Administrative Agent, the Lead Lender Representative, the Issuing Lender and each Lender, their respective officers, directors, employees, advisors, representatives and agents, controlling persons, successors and assigns from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any such Person is a party thereto) related to the entering into and/or performance of the Credit Documentation or the use of proceeds of any Loans (including any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any environmental liability related in any way to the Borrower or any of its subsidiaries) except to the extent such claim, damage, loss, liability or expense pursuant to this clause (ii) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (w) the gross negligence, bad faith or willful misconduct of such indemnified party or any of its controlled affiliates or controlling persons or any of its or their respective officers, directors, employees, agents or members of any of the foregoing, (x) a material breach of the Credit Documentation by any such persons, (y) any dispute solely among the indemnified persons (other than any claim against an indemnified person in its capacity or in fulfilling its role as administrative agent, arranger, Issuing Lender, Swing Line Loan Lender, Lead Lender Representative or any similar role under the Credit Facilities) that does not arise out of any act or omissions of the Borrower or any of its affiliates or (z) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in the case of legal and other advisor expenses, the Credit Parties’ obligations hereunder shall be limited to the reasonable and documented (in summary form) out-of-pocket fees, disbursements and other charges of one primary counsel and one local counsel in each relevant, material jurisdiction, one specialty counsel for each relevant specialty for all such indemnified persons taken as a whole, and one or more additional counsel if one or more actual or perceived conflicts of interest arise; and the Borrower’s obligations hereunder shall not apply to any other advisor without the prior written consent of the Borrower. Each such indemnified person agrees to refund and return any and all amounts paid by the Borrower to such indemnified person to the extent any of the foregoing items described in clauses (w) through (z) occurs as determined by a final non-appealable decision of a court of competent jurisdiction.

Amendments and Waivers

Amendments and waivers of the provisions of the credit agreement and other Credit Documentation shall require the approval of the Required Lenders, except that the consent of all directly and adversely affected Lenders (but not Required Lenders) shall be required with respect to (i) increases in commitment amounts (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any Lender), (ii) reductions of principal, or rates of interest or fees (other than waivers of default interest, a default or event of default or mandatory prepayment); provided, that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees, (iii) extensions of the Final Maturity Date or scheduled date for the payment of any principal, interest or fees owing to such Lender (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default shall only require the consent of the Required Lenders), (iv) lien (in respect of any material portion of the Collateral) or payment subordination of the Credit Facilities to any other indebtedness (any such other indebtedness, but in any case excluding any indebtedness incurred after the occurrence of a bankruptcy event of default, “Senior Indebtedness”), unless each directly and adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Credit Facilities that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop, agency or arrangement fees and reimbursement of counsel fees and other expense in connection with the negotiation of the terms of such transaction) as offered to all other providers (or their affiliates) of the Senior Indebtedness (other than to the extent otherwise permitted by the terms of the Credit Documentation as in effect on the Closing Date), (v) changes to the post-event of default/acceleration waterfall or changes to any pro rata sharing provisions (or changes that have the effect of modifying such provisions) within the Credit Documentation, (vi) revisions to the definitions of Required Lenders or changes to any of the amendment or voting provisions to reduce the voting threshold within the Credit Documentation and (vii) releases of the Borrower or of all or substantially all of the Collateral or all or substantially all of the value of the guarantees (other than in connection with any sale, disposition, reorganization, merger, liquidation, transaction or dissolution of Collateral or of the relevant Guarantor permitted by the Credit Documentation as in effect on the Closing Date).

It is understood that (i) additional extensions of credit expressly permitted under the Credit Documentation shall not require the consent of all Lenders but instead shall only require the consent of each Lender extending such credit, (ii) any applicable intercreditor agreement, including the Intercreditor Agreement, may be amended solely with the consent of the Administrative Agent to give effect thereto or to carry out the purposes thereof, and (iii) there shall be no “class” voting requirement for amendments, modifications or supplements to the Credit Documentation.

The Credit Documentation may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with Credit Documentation may be in a form reasonably determined by the Administrative Agent and the Borrower, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document, intercreditor agreement or related document to be consistent with the Documentation Principles.

In addition, the Credit Documentation shall provide for the amendment (or amendment and restatement) of the Credit Documentation to (a) add one or more additional or replacement senior credit facilities thereto and changes related thereto, subject to customary limitations and (b) to provide for term loans replacing all or a portion of the Term Loans, subject to customary limitations, with only the consent of the Borrower and the lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to require the applicable Lenders to assign their Term Loans to the providers of any replacement credit facility or loans or to prepay their outstanding loans and terminate their commitments.

The Credit Documentation shall contain a mechanism to permit the Borrower (a) with the consent of each extending Lender under the Term Loan Facility, but without the consent of any other Lender or the Required Lenders, to extend the maturity date and to provide for different interest rates, fees, premiums and prepayments for the Lender providing such extended maturity date, in the case of each of clauses (a) and (b), so long as an offer to extend the final expiration or maturity date of the applicable Credit Facility is made to all Lenders of the applicable class on a pro rata basis pursuant to procedures established by the Administrative Agent acting in consultation with the Lead Lender Representative), and (c) with solely the consent of each directly and adversely affected Lender under the applicable Credit Facility (but no other Lender) to provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the Term Loans held by such Lender.

Governing Law and Jurisdiction	The Credit Documentation and the rights and obligations of the parties thereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

Defaulting Lenders	The Credit Documentation shall contain customary provisions for replacing or prepaying (and terminating the commitments on a non-pro rata basis) of the following: (i) Lenders failing to funds their commitments (“Defaulting Lenders”); (ii) Lenders claiming increased costs or compensation for taxes (including withholding taxes); (iii) non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders adversely affected thereby (as described above) so long as relevant Lenders holding at least a majority of the aggregate amount of the loans and commitments under the relevant Credit Facilities have consented thereto; and (iv) Lenders refusing to extend their commitments or maturity.
Counsel to the Lead Arrangers	King & Spalding LLP
Counsel to the and the Administrative Agent	Proskauer Rose LLP

ANNEX B-1

Interest and Certain Fees

Interest Rate Options

The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

(i)      the Base Rate plus the Applicable Margin; or

(ii)     the Term SOFR Rate plus the Credit Spread Adjustment plus the Applicable Margin.

The Borrower may elect that the Revolving Loans comprising each borrowing bear interest at a rate per annum equal to:

(a)      in the case of any Loans denominated in U.S. dollars:

(i)      the Base Rate plus the Applicable Margin; or

(ii)     the Term SOFR Rate plus the Credit Spread Adjustment plus the Applicable Margin, provided, that all Swing Line Loans shall bear interest based upon the Base Rate.

(b)      in the case of any Loans denominated in Euros, EURIBOR plus the Credit Spread Adjustment plus the Applicable Margin; and

(c)      in the case of any Loans denominated in Sterling, SONIA plus the Credit Spread Adjustment plus the Applicable Margin.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the NYFRB Rate (to be defined in the Credit Documentation) in effect on such day plus 1/2 of 1%, (ii) the Term SOFR Rate with a one-month Interest Period commencing at such time plus 1.0%, and (iii) the rate of interest published in the Wall Street Journal as the “prime rate” for U.S. dollars on such day (or, if Wall Street Journal ceases to quote such rate, the greatest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Any Loans bearing interest at the Base Rate are herein referred to in this Annex B-1 as “Base Rate Loans”.

“Applicable Margin” means (a) if a Base Rate Loan, 5.50% per annum and (b) if a Term SOFR Rate Loan, 6.50% per annum.

“Credit Spread Adjustment” means, 0.10%, 0.15% and 0.25% for tenors of 1, 3 and 6 months, respectively.

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“Term SOFR Rate” means Term SOFR; provided that such Term SOFR Rate shall not be less than 1.00% (without giving effect to any Credit Spread Adjustment).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a loan bearing interest based on Term SOFR.

“Term SOFR” means, with respect to any loan for any interest period, the Term SOFR Reference Rate at approximately 5:00 a.m. (New York City time), two U.S. Government Securities Days prior to the commencement of such interest period, as such rate is published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent and the Borrower in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Interest Payment Dates

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Term SOFR Rate Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans (on the amount repaid) and at maturity.

Interest periods of 1, 3 and 6 shall be available in the case of Term SOFR Loans (each, an “Interest Period”).

Commitment Fee

The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders under the Revolving Credit Facility a commitment fee (the “Revolving Credit Facility Commitment Fee”) equal to (i) 0.50% per annum) multiplied by (ii) the average daily Unused Aggregate Revolving Commitments for the applicable period. The Revolving Credit Facility Commitment Fee shall be payable quarterly in arrears on the last business day of each calendar quarter (or portion thereof) beginning with the first such date to occur after the Closing Date.

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“Unused Aggregate Revolving Commitments” means, as of any date of determination, (i) the aggregate amount of the outstanding commitments under the Revolving Credit Facility as of such date, less (ii) the outstanding principal balance of the Revolving Loans (excluding, for the avoidance of doubt, the principal amount of the Swing Line Loans) and the then maximum amount available to be drawn under Letters of Credit.

Letter of Credit Fees	In consideration of the Letters of Credit, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders under the Revolving Credit Facility a fee (the “Revolving Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are Term SOFR Rate Loans on the average daily maximum amount available to be drawn under Letters of Credit during the period outstanding. The Revolving Letter of Credit Fee shall be payable quarterly in arrears on the first business day of the immediately following calendar quarter (or portion thereof) beginning with the first such date to occur after the Closing Date.
Issuing Lender Fee	In addition to the Revolving Letter of Credit Fee, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of 12.5 basis points per annum of the face amount of each letter of credit and (ii) customary charges of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.
Default Rate	Automatically at any time when the Borrower is in default in the payment of any amount of principal or interest due under the Credit Facilities or if a bankruptcy event of default occurs with respect to the Holdings or any of its “Material Subsidiaries” (to be defined in the Facilities Documentation), all overdue (i) principal amounts shall bear interest at 2% per annum above the rate otherwise applicable thereto and (ii) interest shall bear interest at 2% per annum above the rate applicable to Base Rate Loans.
Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans based on prime rate) for the actual number of days elapsed. Unless otherwise agreed, all fees shall be deemed to be fully earned when due and non-refundable when paid.

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ANNEX B-3

Baskets

l. Principal Debt Baskets
(a) Capital Lease Basket	Greater of $16.5 million and 25% of Consolidated EBITDA
(b) Debt Basket for Repurchases from Former Employees, Officers, Etc.	Greater of $6.6 million and 10% of Consolidated EBITDA
(c) Subordinated Seller Debt Basket

Greater of $16.5 million and 25% of Consolidated EBITDA plus uncapped amounts subject to 4.30 to 1.00 Consolidated Total Net Leverage Ratio, so long as unsecured and subordinated and payment thereof is conditioned upon the absence of any event of default

(d) Discretionary Seller Debt Basket	Greater of $6.6 million and 10% of Consolidated EBITDA, not required to be subordinated
(e) Subordinated Debt	Greater of $16.5 million and 25% of Consolidated EBITDA plus uncapped amounts subject to 4.30 to 1.00 Consolidated Total Net Leverage Ratio so long as such indebtedness is not incurred or guaranteed by any subsidiary other than the Guarantors or otherwise in excess of the Non-Guarantor Debt Cap
(f) General Debt Basket	Greater of $23 million and 35% of Consolidated EBITDA
(g) Debt of Foreign Subsidiaries	Greater of $19.8 million and 30% of Consolidated EBITDA
(h) Securitization Receivables Basket	Greater of $13.2 million and 20% of Consolidated EBITDA
(i) Earnouts	Uncapped, but payment thereof subject to no payment or bankruptcy event of default
(j) Ratio Debt	Permitted subject to same conditions as Incremental Equivalent Debt Starter basket to be shared with starter basket for Incremental Facility and Incremental Equivalent Debt
(k) Assumed Acquisition Debt

To the extent not incurred in contemplation thereof, subject only to pro forma compliance with Financial Covenant; provided no expansion of Loan Parties/Collateral (not shared); provided, further that such Assumed Acquisition Debt is unsecured or secured only by acquired assets, proceeds or products

(l) Contribution Debt	Definition Agreement to be consistent with Precedent Credit
(m) Non-Guarantor Debt Cap	Notwithstanding anything to the contrary, the aggregate principal amount of all indebtedness of subsidiaries that are not Credit Parties pursuant to any exception set forth in the Credit Documentation shall not exceed the greater of $19.8 million and 30% of Consolidated EBITDA at any time.

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2. Principal Liens Baskets
(a) Incurrence Basket	Permitted in connection with the ratio debt basket above
(b) Capital Lease Basket	Permitted in connection with the capital lease basket above, subject to customary limitations
(c) Liens Securing Debt of Foreign Subsidiaries	Greater of $19.8 million and 30% of Consolidated EBITDA (for non-Credit Party and foreign subsidiary assets only)
(d) General Liens Basket	Greater of $23 million and 35% of Consolidated EBITDA (which liens must be junior).
3. Principal Dispositions Baskets
(a) General Dispositions Basket	Uncapped; provided that 75% of fair market value of consideration in excess of the greater of $6.6 million and 10% of Consolidated EBITDA in any fiscal year must be cash or cash equivalents, so long as no payment or bankruptcy event of default occurs or is continuing after giving effect thereto.
(b) Asset Swaps	Uncapped, subject to (i) no payment or bankruptcy event of default, (ii) fair market value consideration and (iii) any Collateral being swapped must be for assets that become Collateral.
(c) Dispositions of Non-Core Assets or HSR-approved Assets	Uncapped, for Borrowers and Restricted Subsidiaries so long as (i) sold for fair market value and (ii) consideration from sales of non-core assets are 75% cash or cash equivalents and subject to asset sale sweep/reinvestment rights.
(d) Dispositions in connection with Permitted Reorganizations	Uncapped.
4. Principal Investment Baskets
(a) Investments in Restricted Subsidiaries	Uncapped, except investments by Credit Parties in restricted subsidiaries that are not Credit Parties shall be subject to the Non-Guarantor Investment Cap.
(b) Permitted Acquisitions	Unlimited investments in Permitted Acquisitions, subject only to the conditions listed above in the “Permitted Acquisitions” section of the Term Sheet.
(c) Loans to Officers, Directors, Employees	$3 million
(d) General Investments Basket	Greater of $23 million and 35% of Consolidated EBITDA plus reallocations of unused amounts under the general RP basket and general RDP basket, subject to the Non-Guarantor Investment Cap
(e) Incurrence Basket	Investments permitted without limitation, subject only to (x) a pro forma First Lien Net Leverage Ratio test set equal to the closing date First Lien Net Leverage Ratio and (y) no payment/bankruptcy default and subject to the Non-Guarantor Investment Cap
(f) Investments in Joint Ventures	Greater of $9.9 million and 15% of Consolidated EBITDA (shared with the Investments in Unrestricted Subsidiaries basket below)

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(g) Investments in Unrestricted Subsidiaries	Greater of $9.9 million and 15% of Consolidated EBITDA (shared with the Investments in Joint Ventures basket set forth above)
(h) Investments in connection with Permitted Reorganizations	Uncapped
(i) Sublimit on Investments in Unrestricted Subsidiaries	Notwithstanding anything to the contrary, the aggregate amount of all Investments made in any Unrestricted Subsidiary pursuant to any exception set forth in the Credit Documentation shall not exceed an amount to be agreed.
(j) Non-Guarantor Investment Cap	Notwithstanding anything to the contrary, the aggregate amount of all Investments made in any subsidiary that is not a Credit Party using the Available Amount or pursuant to the exceptions set forth in clauses (a), (d) and (e) above shall not in the aggregate exceed the greater of $ 19.8 million and 30% of Consolidated EBITDA in non-credit parties (the “Non-Guarantor Investment Cap”).
Principal Restricted Payments Baskets
(a) Director Fees

Greater of $2 million and 3% of Consolidated EBITDA per year, plus customary indemnity to officers/directors, plus reasonable compensation, severance, reimbursement or employee benefit arrangements (including severance benefits and health, welfare and retirement benefits and equity incentive and option plans) to employees, officers, and outside directors in the ordinary course of business

(b) Payment of Management Fees	Payment of management fees and transaction fees to Sponsor, subject to absence of payment and bankruptcy events of default
(c) Repurchase of Equity Interests from Former Employees, Directors, Officers, Etc.

Pre-Qualified IPO, the greater of $6.6 million and 10% of Consolidated EBITDA, with 100% rollover of unused amounts to the immediately succeeding one year, subject to no payment or bankruptcy event of default Post-Qualified IPO, the greater of $9.9 million and 15% of Consolidated EBITDA, with 100% rollover of unused amounts to the immediately succeeding one year, subject to no payment or bankruptcy event of default

(d) General RP basket	Greater of $16.5 million and 25% of Consolidated EBITDA, subject to no financial reporting, financial covenant, payment or bankruptcy EOD
(e) Incurrence Basket	Restricted Payments permitted without limitation, subject only to a pro forma Consolidated First Lien Net Leverage Ratio test set at 1.00x below closing date Consolidated First Lien Net Leverage Ratio, subject to no event of default
(f) Permitted IPO Distribution Basket	Up to 6% per annum of the net proceeds received by (or contributed to) the Borrower and its restricted subsidiaries from such Qualified IPO

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5. Transactions with Affiliates (which shall be an affirmative covenant)
(a) Threshold Amount	Greater of $6.6 million and 10% of Consolidated EBITDA per year
6. Principal Restricted Debt Payment Baskets (for material payment or lien subordinated debt)
(a) General RDP basket	Greater of $16.5 million and 25% of Consolidated EBITDA plus unused amounts under the general RP basket above; subject to no financial reporting, financial covenant, payment or bankruptcy EOD
(b) Incurrence Basket	Restricted Debt Payments permitted without limitation, subject only to a pro forma Consolidated First Lien Net Leverage Ratio test set at 1.00x below closing date Consolidated First Lien Net Leverage Ratio, subject to no event of default
7. Sale Leasebacks
(a) Sale Leaseback Basket	Sale leasebacks are to be permitted so long as proceeds above a threshold to be agreed are subject to the asset sale sweep, subject to no event of default and greater of $13.2 million and 20% of Consolidated EBITDA

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ANNEX C-1

Project Cloud

$20,000,000 Revolving Credit Facility
$250,000,000 Term Loan Facility

Summary of Conditions Precedent to Funding

Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibit A or B (including any Annexes thereto) attached thereto.

The availability and initial funding of the Credit Facilities shall only be subject to the satisfaction (or waiver by the Initial Lenders) of solely the following conditions (subject in all cases to the Limited Conditionality Provision, the Agreed Security Principles and the Documentation Principles):

1.            The Merger shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities shall be consummated, in all material respects in accordance with the Merger Agreement, and the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, if such alteration, amendment, change, supplement, waiver or consent would be materially adverse to the interests of the Lenders, in any such case without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed, denied or conditioned and provided that the Lead Arrangers shall be deemed to have consented to such waiver, amendment, consent or other modification unless it shall object thereto within three (3) business days after written notice of such waiver, amendment, supplement, consent or other modification), it being understood and agreed that (a) any change to the definition of “Material Adverse Effect” or the “Xerox” provisions contained in the Merger Agreement shall be deemed to be material and adverse to the Lead Arrangers; (b) any reduction to the purchase price shall be deemed not to be materially adverse to the interests of the Lenders if such reduction (i) does not, in the aggregate, exceed 15% of the purchase price set forth in the Merger Agreement as of the date hereof or (ii) is equal to or in excess of 15% of the purchase price set forth in the Merger Documentation as of the date hereof and is applied (1) first, at the option of the Borrower, to a reduction of the Equity Contribution until the Equity Contribution shall equal the Minimum Equity Contribution and (2) thereafter, to a reduction in any amounts to be funded under the Term Loan Facility and the Equity Contribution on a pro rata basis, (c) any increase in the purchase price shall not be deemed to be materially adverse to the interests of the Lenders if such increase is funded with an increase in the aggregate amount of the Equity Contribution, and (d) any purchase price adjustment contemplated by the Merger Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Merger Agreement.

2.            Since November 21, 2022, there has not occurred any fact, change, effect, event, occurrence, circumstance or development that, individually or in the aggregate, has had a Material Adverse Effect (as defined in the Merger Agreement) that is continuing.

3.            Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Sponsor and other Investors shall have directly or indirectly made the Equity Contribution (as such amount may be modified pursuant to paragraph 1 of this Exhibit C).

4.            Subject to the Limited Conditionality Provision and the Documentation Principles, the Credit Documentation shall have been executed and delivered by the relevant Credit Parties, and the Lead Arrangers shall have received (a) customary legal opinions and closing certificates certifying to authorizing resolutions, organizational documents and certificates of good standing, borrowing notices and customary legal opinions for the Credit Parties; and (b) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

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5.            The Credit Documentation shall have been executed and delivered by the Credit Parties on terms consistent with the Term Sheet. All documents and instruments required to perfect the Administrative Agent’s security interests (subject to liens permitted under the applicable Credit Documentation) in the Collateral under the Credit Facilities shall have been delivered (or shall be delivered substantially contemporaneously with funding); provided, however, that the condition in this paragraph 5 shall be subject in all respects to the Limited Conditionality Provision and the Documentation Principles.

6.            Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Closing Date Refinancing shall have been consummated.

7.            All fees specifically required to be paid on the Closing Date pursuant to the Fee Letter in connection with the Credit Facilities and, if invoiced at least two (2) business days prior to the Closing Date (or such shorter period agreed to by you in your reasonable discretion), expenses required to be paid on the Closing Date pursuant to the Commitment Letter (which amounts may be offset against the proceeds of the Credit Facilities) shall, or substantially concurrently with the initial borrowing under the Credit Facilities, have been paid.

9.            The Initial Lenders shall have received, at least three (3) business days before the Closing Date, (i) all documentation and other information about the Credit Parties and their subsidiaries that shall have been reasonably requested by the Initial Lenders at least ten (10) business days prior to the Closing Date and that the Initial Lenders reasonably determine is, required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certificate regarding beneficial ownership to the extent expressly required by the Beneficial Ownership Regulation with respect to the Borrower which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, that in each case has been requested at least ten (10) business days prior to the Closing Date.

10.          The Specified Representations will be true and correct in all material respects (or, if qualified by materiality or material adverse effect, in all respects), and the Specified Merger Agreement Representations will be true and correct to the extent required by the Limited Conditionality Provision (except in the case of any Specified Representation or Specified Merger Agreement Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any Specified Representation or any Specified Merger Agreement Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Merger Agreement) for purposes of any Specified Merger Agreement Representation or any Specified Representation.

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ANNEX C-1

FORM OF SOLVENCY CERTIFICATE

[__]

This Solvency Certificate is being executed and delivered to the Administrative Agent and each of the Lenders party to the Credit Agreement (as defined below) pursuant to Section [__] of that certain [__]1, (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [_], the [Chief Executive Officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.       I am generally familiar with the businesses, assets and liabilities of the Borrower and its subsidiaries, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.       As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, of their debts as they become absolute and matured in the ordinary course of business, (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, taken as a whole, contemplated as of the date hereof, and (iv) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

[Remainder of page intentionally left blank]

[1]	Describe Credit Agreement.
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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[BORROWER]

By:

Name:
Title:

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